UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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MeadWestvaco Corporation

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MeadWestvaco Corporation 501 South 5th Street Richmond, Virginia 23219

March 24, 2010

Dear Fellow Stockholders:

You are cordially invited to join us at the 2010 Annual Meeting of Stockholders of MeadWestvaco Corporation. The meeting will begin at 11:00 a.m., local time, on Monday, April 26, 2010. The meeting will take place in the Duke of Windsor Room of the Waldorf=Astoria Hotel at 301 Park Avenue, New York, New York.

Please vote on all matters listed in the enclosed Notice of 2010 Annual Meeting of Stockholders. This year our proxy materials include three proposals. Your Board of Directors recommends voting FOR Proposal 1, the election of our twelve directors; FOR Proposal 2, the ratification of the appointment of our independent registered public accounting firm; and AGAINST Proposal 3, a stockholder proposal. Please refer to the proxy statement for detailed information on each of the proposals and the Annual Meeting.

Your interest in your company as demonstrated by the representation of your shares at our Annual Meeting is a great source of strength for your company. Your vote is very important to us and, accordingly, whether or not you expect to attend the meeting, we ask that you sign, date and promptly return the enclosed proxy.

Very truly yours,

John A. Luke, Jr.

Chairman and

Chief Executive Officer

MeadWestvaco Corporation

Notice of 2010 Annual Meeting of Stockholders

The 2010 Annual Meeting of Stockholders of MeadWestvaco Corporation will be held on Monday, April 26, 2010, at 11:00 a.m., local time, at the Waldorf=Astoria Hotel at 301 Park Avenue, New York, New York. Stockholders will be asked to vote on the following matters:

1.	To elect the twelve directors listed in the proxy statement for a term of one year each and until their successors are elected and qualified;

2.	To consider and vote upon a proposal to ratify the action of the Audit Committee of the Board of Directors in appointing PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the year 2010;

3.	To consider and vote upon a stockholder proposal, if properly presented at the Annual Meeting; and

4.	To transact other business that may properly come before the Annual Meeting.

All holders of common stock of record at the close of business on March 1, 2010 will be entitled to receive notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. A list of those stockholders will be available for inspection at the executive offices of MeadWestvaco and will also be available for inspection at the Annual Meeting. Whether or not you expect to be at the meeting, please sign, date and promptly return the enclosed proxy or vote by telephone or electronically, as described on the proxy card.

This is the first year that brokers are not permitted to vote on the election of directors without instructions from the beneficial owner. Therefore, if your shares are held in the name of your broker, bank or other nominee, your vote is especially important this year. Unless you vote your shares, your shares will not be voted in the election of directors.

By Order of the Board of Directors

Wendell L. Willkie, II

Senior Vice President, General Counsel and Secretary

March 24, 2010

Important Notice Regarding the Availability of

Proxy Materials for the Stockholder

Meeting to be Held on April 26, 2010

The proxy statement and annual report to stockholders are available at www.meadwestvaco.com/proxymaterials.

Proxy Statement

MeadWestvaco Corporation

501 South 5th Street

Richmond, Virginia 23219

Your Board of Directors is providing you with this Proxy Statement in connection with the Board’s solicitation of proxies for the 2010 Annual Meeting of Stockholders of MeadWestvaco Corporation (“MeadWestvaco” or the “company”) to be held on April 26, 2010 at 11:00 a.m., local time, at the Waldorf=Astoria Hotel, 301 Park Avenue, New York, New York, and any adjournment or postponement thereof. On or about March 24, 2010, we will mail the Proxy Statement, a proxy card, and the Annual Report of MeadWestvaco for the year 2009 to stockholders of record of MeadWestvaco common stock at the close of business on March 1, 2010. Although the Annual Report and Proxy Statement are being mailed together, the Annual Report should not be deemed to be part of the Proxy Statement.

Who is entitled to vote at the meeting?

Only holders of record of MeadWestvaco’s common stock at the close of business on March 1, 2010 will be entitled to vote.

What are the voting rights of the holders of MeadWestvaco common stock?

Each share of outstanding common stock will be entitled to one vote on each matter considered at the meeting.

Who can attend the meeting?

Attendance at the meeting will be limited to holders of record as of March 1, 2010, or their authorized representatives (not to exceed one per stockholder), management, the Board and guests of management.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum. As of the record date, March 1, 2010, 171,386,392 shares of MeadWestvaco common stock, representing the same number of votes, were outstanding. Therefore, the presence of the holders of record of common stock representing at least 85,693,197 votes will be required to establish a quorum. Abstentions and shares represented by “broker non-votes” will be counted in determining whether there is a quorum.

How do I vote?

It is important that your stock be represented at the meeting. Whether or not you plan to attend, please sign, date and return the enclosed proxy promptly in order to be sure that your shares will be voted. If you are a registered stockholder (that is, if you hold your stock in certificate form or if you participate in the MeadWestvaco Savings Plan), and attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders (that is, those who hold their stock through a broker or other nominee) who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I vote by telephone or electronically?

If you are a registered stockholder, you may vote by telephone, or electronically through the Internet, by following the instructions included with your proxy card. The deadline for voting by telephone or electronically is 5:00 p.m., Eastern Daylight Time, on April 25, 2010. If your shares are held in “street name,” please check your voting instruction form or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically.

Can I change my vote after I return my proxy card?

Yes. You may revoke your proxy at any time before it is voted at the meeting by submitting a written revocation or a new proxy to the Secretary of MeadWestvaco, or by attending and voting at the Annual Meeting.

What vote is required to approve each item?

Election of Directors.    The Board of Directors has adopted a majority vote standard in uncontested director elections. Because the company did not receive advance notice under its bylaws of any stockholder nominees for directors, the 2010 election of directors is an uncontested election. To be elected in an uncontested election, a director nominee must receive more “For” votes than “Against” votes. Abstentions and broker non-votes will have no effect on the election of directors since only votes “For” or “Against” a nominee will be counted. A broker non-vote occurs when a bank, broker or other nominee does not have authority to vote on any particular item without instructions from the beneficial owner and has not received instructions.

Effect of an Incumbent Director Not Receiving the Required Vote.    MeadWestvaco is a Delaware corporation, and under Delaware law, if an incumbent director does not receive sufficient votes to be elected, that director remains in office until the director’s successor is duly elected and qualified or until the director’s death, resignation or retirement. To address this potential outcome, the Board has also adopted a director resignation policy. Under this policy, any incumbent director who is not elected in accordance with the bylaws will tender his or her resignation to the Chairman of the Board and the Nominating and Governance Committee promptly following certification of the stockholder vote. The Nominating and Governance Committee will promptly consider the resignation tendered by the director, and the Nominating and Governance Committee will recommend to the Board whether to accept the tendered resignation or reject it. In considering whether to accept or reject the tendered resignation, the Nominating and Governance Committee will consider all factors deemed relevant by the members of the Nominating and Governance Committee, including, the reasons why stockholders voted “Against” the election of such director, the length of service and qualifications of the director, the director’s contributions to the company and the MeadWestvaco Corporate Governance Principles. Unless all the directors are affected, no director whose tendered resignation is under consideration will participate in the deliberative process as a member of the Nominating and Governance Committee or the process of the Board described below. The Board will act on the Nominating and Governance Committee’s recommendation within 90 days following certification of the stockholder vote. In considering the Nominating and Governance Committee’s recommendation, the Board will consider the factors considered by the Nominating and Governance Committee and such additional information deemed relevant by the Board. Following the Board’s decision, the company will promptly disclose the Board’s decision whether to accept the director’s resignation as tendered (including an explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the resignation). To the extent that one or more directors’ resignations are accepted by the Board, the Nominating and Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

Other Items.    The affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter is required to approve the other matters to be acted upon at the Annual Meeting. A properly executed proxy marked “Abstain” with respect to any such matter will not be voted, although it will be counted as entitled to vote on the matter. Accordingly, an abstention will have the effect of a negative vote. Broker non-votes will not have any effect on the outcome of votes for these items

Representatives of BNY Mellon Shareowner Services, our independent stock transfer agent, will count the votes and act as the inspector of election.

What are the Board’s recommendations?

All shares of MeadWestvaco common stock entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted as instructed on those proxies. If no instructions are indicated, the shares will be voted as recommended by the Board of Directors. The Board’s recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote:

•	FOR election of the nominated slate of twelve directors (see Item 1);

•	FOR ratification of the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for 2010 (see Item 2); and

•	AGAINST the stockholder proposal (see Item 3).

If any other matters are properly presented for consideration at the Annual Meeting, or any adjournment or postponement thereof, the persons named in the enclosed form of proxy will have discretion to vote on those matters in accordance with their own judgment to the same extent as the person signing the proxy would be entitled to vote. The company does not currently anticipate that any other matters will be raised at the Annual Meeting.

Ownership of Directors and Executive Officers

How much company stock do the company’s directors and executive officers own?

The following table shows the amount of MeadWestvaco common stock beneficially owned, unless otherwise indicated, by our directors, the executive officers named in the Summary Compensation Table and the directors and executive officers as a group. Except as otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment powers with respect to the securities listed.

Name	Total Shares Beneficially Owned(1)	Options Exercisable Within 60 Days	Percent of Class Beneficially Owned
Directors
Michael E. Campbell(2)	29,886	5,910	*
Dr. Thomas W. Cole, Jr.(2)	29,450	5,910	*
James G. Kaiser(2)	33,855	4,472	*
Richard B. Kelson(2)	27,798	4,455	*
James M. Kilts(2)	13,617	0	*
Susan J. Kropf(2)	33,353	4,472	*
Douglas S. Luke(2)(3)	71,613	5,910	*
John A. Luke, Jr.(4)	1,755,053	1,423,365	*
Robert C. McCormack(2)	29,401	4,455	*
Timothy H. Powers(2)	16,439	0	*
Edward M. Straw(2)	16,184	0	*
Jane L. Warner(2)	30,080	5,134	*

Other Named Executive Officers
James A. Buzzard(5)	667,342	574,169	*
E. Mark Rajkowski(5)	330,522	252,734	*
Wendell L. Willkie, II(5)	352,210	301,572	*
Mark S. Cross(5)	103,548	89,919	*
All Directors and Executive Officers as a Group (22 persons)	4,287,382	3,308,905	2.5%
*	Less than 1% of MeadWestvaco common stock.

(1)	Information concerning beneficial ownership of shares is as of March 1, 2010, the most recent practicable date. Includes the number of shares that each such person beneficially owns as of March 1, 2010, including shares such person has the right to acquire within 60 days thereafter (shares that can be acquired within 60 days thereafter are also set forth in the column “Options Exercisable Within 60 Days”).

(2)	Each non-employee director holds 23,006 stock units (representing the same number of shares of MeadWestvaco common stock) granted under the MeadWestvaco Corporation Compensation Plan for Non-Employee Directors, with the exception of Mr. Straw, who holds 16,184 stock units, Mr. Powers, who holds 15,439 stock units, and Mr. Kilts, who holds 13,617 stock units. The rights of each non-employee director in respect of these stock units are vested at all times, and distributions of the stock units are required to be made in MeadWestvaco common stock on the earliest practicable date following the end of the calendar quarter in which the director’s board membership is terminated.

(3)	Includes 10,478 MeadWestvaco shares held in a trust of which Mr. Luke is a co-trustee. Includes 32,219 shares owned by Mr. Luke that serve as collateral security for a line of credit.

(4)	Includes 35,618 MeadWestvaco shares held indirectly through employee benefit plans and 30,099 shares held in trust for or by members of Mr. Luke’s immediate family.

(5)	Includes MeadWestvaco shares held indirectly through employee benefit plans by Messrs. Buzzard, Rajkowski, Willkie and Cross in the amounts of 24,366 shares, 2,450 shares, 13,839 shares and 3,342 shares, respectively.

Ownership of Certain Beneficial Owners

Who are the largest owners of the company’s stock?

Based upon Schedule 13D and 13G filings with the Securities and Exchange Commission, the following investment advisers are believed to have beneficial ownership (as defined for certain purposes by the Securities and Exchange Commission) as of December 31, 2009 of more than 5% of the company’s common stock by virtue of having investment authority and, to some extent, voting authority over the number of shares indicated.

	Shares	Percent of Class*
BlackRock, Inc.(1) 40 East 52nd Street New York, New York 10022	26,410,564	15.4%

Capital World Investors(2) 333 South Hope Street Los Angeles, CA 90071	11,570,000	6.8%

Capital Research Global Investors(3) 333 South Hope Street Los Angeles, CA 90071	10,153,064	5.9%

T. Rowe Price Associates, Inc.(4) 100 E. Pratt Street Baltimore, MD 21202	8,914,066	5.2%

*	As of December 31, 2009, based on 171,254,753 shares outstanding as of that date.

(1)	Based on Schedule 13G filed by BlackRock, Inc. on January 7, 2010. The reporting person has sole voting power with respect to 26,410,564 shares, shared voting power with respect to no shares, sole dispositive power with respect to 26,410,564 shares and shared dispositive power with respect to no shares.

(2)	Based on Schedule 13G/A filed by Capital World Investors on February 10, 2010. The reporting person has sole voting power with respect to no shares, shared voting power with respect to no shares, sole dispositive power with respect to 11,570,000 shares, and shared dispositive power with respect to no shares.

(3)	Based on Schedule 13G/A filed by Capital Research Global Investors on February 9, 2010. The reporting person has sole voting power with respect to 6,068,064 shares, shared voting power with respect to no shares, sole dispositive power with respect to 10,153,064 shares, and shared dispositive power with respect to no shares.

(4)	Based on Schedule 13G/A filed by T. Rowe Price Associates, Inc. on February 12, 2010. The reporting person has sole voting power with respect to 1,852,367 shares, shared voting power with respect to no shares, sole dispositive power with respect to 8,914,066 shares and shared dispositive power with respect to no shares.

The MeadWestvaco stock ownership plans for salaried and hourly employees held, as of March 1, 2010, an aggregate amount of 10,863,939 MeadWestvaco shares, or approximately 6.3% of the total outstanding shares as of that date, for which full voting rights are exercisable by members of the plans. As of that date, there were approximately 12,650 participants in these plans.

Corporate Governance

1.    Election of Directors

The Board of Directors of the company, pursuant to the company’s bylaws, has determined that the number of directors of the Company will be twelve. Pursuant to the company’s bylaws, each director is elected annually to a one-year term. Directors in this uncontested election will be elected if the director receives more “For” votes than “Against” votes. There is no provision for cumulative voting in the election of directors. At the meeting, the Corporate Secretary or Assistant Secretary named in the enclosed proxy (or a substitute) will, if authorized, vote the shares covered by such proxy for election of the twelve nominees for directors.

The present nominees, Michael E. Campbell, Dr. Thomas W. Cole, Jr., James G. Kaiser, Richard B. Kelson, James M. Kilts, Susan J. Kropf, Douglas S. Luke, John A. Luke, Jr., Robert C. McCormack, Timothy H. Powers, Edward M. Straw and Jane L. Warner, if elected, will be elected for terms expiring at the 2011 Annual Meeting of Stockholders and until their successors are elected and qualified. The Board of Directors unanimously recommends a vote FOR the named nominees. Should any of these nominees become unavailable for election for any reason presently unknown, the Corporate Secretary or Assistant Secretary named in the enclosed proxy (or a substitute) will vote for the election of such other person or persons, if any, as the Board of Directors may recommend, or the Board may decrease the size of the Board.

All of the preceding twelve persons currently serve as directors of MeadWestvaco and have done so since the combination of The Mead Corporation and Westvaco Corporation was completed in January 2002 with the exception of Edward M. Straw who became a director in the fall of 2005, Timothy H. Powers who became a director in January 2006 and James M. Kilts who became a director in October 2006. Set forth on the following pages is the principal occupation of, and certain other information regarding the director nominees.

Nominees for Election as Directors

Name	Age*	Director of MeadWestvaco Since
MICHAEL E. CAMPBELL	62	2002
Chairman, President and Chief Executive Officer, Arch Chemicals, Inc., a global biocides company, since 1999. Director: American Chemistry Council, National Association of Manufacturers (Chairman), Milliken & Company. Officer, Society of Chemical Industry.

DR. THOMAS W. COLE, JR.	69	2002
Interim President of the Interdenominational Theological Center, an educational group, since 2009. Interim Chancellor, University of Massachusetts at Amherst, 2007-2008. President and Chief Executive Officer, Great Schools Atlanta, an educational organization, 2004-2006. President Emeritus since 2002 and President, 1989-2002, Clark Atlanta University. Chairman: The Quality Education for Minorities Network.

JAMES G. KAISER	67	2002
Chairman and Chief Executive Officer, Avenir Partners, Inc., an automotive business, since 1998. Manager, Kaiser Ridgeway LLC, a business development company, since 2002. Chairman and Chief Executive Officer, Pelican Banners & Signs, Inc., 2001-2003. President and Chief Executive Officer of Quanterra Incorporated 1994-1996. Director: Sunoco, Inc.

RICHARD B. KELSON	63	2002
Private equity investor and advisor to middle-market companies. President and Chief Executive Officer, Servco Holdings, LLC and Servco, LLC, a strategic sourcing and supply chain management company, since 2009. Operating Advisor, Pegasus Capital Advisors, L.P., a private equity fund manager, 2006-2009. Chairman’s Counsel, Alcoa, Inc., a global manufacturer of aluminum and aluminum based products, 2006; Executive Vice President and Chief Financial Officer, 1997-2005. Director: PNC Financial Services, Commercial Metals Company, Lighting Science Group Corporation, KaBOOM!, Inc. Member: University of Pittsburgh School of Law Board of Visitors.

JAMES M. KILTS	62	2006
Founding Partner, Centerview Partners LLC, a private equity and financial advisory firm, since 2006. Vice Chairman, The Procter & Gamble Company, a global consumer products company, 2005-2006. Chairman, President and Chief Executive Officer, The Gillette Company, a global consumer products company, 2001-2005. President and Chief Executive Officer, Nabisco Holdings Corporation, 1998-2000. Director: Metropolitan Life Insurance Company, Pfizer, Inc. Former director, The New York Times Company, 2005-2008. Supervisory Board Member, The Nielson Company, B.V. Member: Board of Trustees, Knox College, Board of Trustees, University of Chicago, Board of Overseers of Weill Cornell Medical College.

SUSAN J. KROPF	61	2002
President and Chief Operating Officer, Avon Products, Inc., a global manufacturer and marketer of beauty and related products, 2001-2006; Director, 1998-2006. Director: Coach, Inc., The Kroger Company, The Sherwin-Williams Company, Wallace Foundation.

*	Ages of directors are as of March 1, 2010.

Nominees for Election as Directors

Name	Age*	Director of MeadWestvaco Since
DOUGLAS S. LUKE	68	2002
President and Chief Executive Officer, HL Capital, Inc., a private investment company with diversified interests in marketable securities and private equities, since 1999. Director: Regency Centers Inc. Trustee: The Adirondack Nature Conservancy/Adirondack Land Trust, National Outdoor Leadership School.

JOHN A. LUKE, JR.	61	2002
Chairman and Chief Executive Officer, MeadWestvaco Corporation, since 2002. Chairman, President and Chief Executive Officer, MeadWestvaco, 2002-2003. Chairman, President and Chief Executive Officer, Westvaco Corporation, 1996-2002. Director: American Forest and Paper Association, The Bank of New York Mellon, The Timken Company, FM Global, National Association of Manufacturers (Executive Committee Member). Trustee: American Enterprise Institute for Public Policy Research, Virginia Museum of Fine Arts.

ROBERT C. McCORMACK	70	2002
Founding Partner, Trident Capital, Inc., a private equity investment firm, 1993-2004, Advisory Director, since 2004. Director: Illinois Tool Works, Inc., The Northern Trust Corporation, Performance Equity Management, LLC, The Rehabilitation Institute of Chicago, Naval Institute Foundation, Poetry Foundation, Marine Corps Law Enforcement Foundation. Former director, DeVry, Inc., 1995-2009.

TIMOTHY H. POWERS	61	2006
Chairman, President and Chief Executive Officer, Hubbell Incorporated, a manufacturer of electrical products, since September 2004; President and Chief Executive Officer, 2001-2004; Senior Vice President and Chief Financial Officer, 1998-2001. Director: National Electrical Manufacturers Association. Board of Trustees, Manufacturers Alliance/MAPI.

EDWARD M. STRAW	70	2005
Executive Vice President, PRTM Management Consultants, Inc., a management consulting firm, since 2008. President of Global Operations, Estee Lauder Companies, 2000-2004. Senior Vice President, Global Supply Chain and Manufacturing, Compaq Computer Corporation, 1998-2000. President, Ryder Integrated Logistics, 1997-1998. Prior to joining the private sector, Mr. Straw had a 35 year career in the U.S. Navy, retiring as a three-star Vice Admiral in 1996. Director: Document Capture Technologies, Inc. (Chairman), Panther Expedited Services, Inc., Odyssey Logistics & Technology (Chairman). Former director, Eddie Bauer Holdings Inc., 2005-2009. Board of Advisors of The George Washington University. Trustee: U.S. Naval Academy Foundation.

JANE L. WARNER	63	2002
Executive Vice President, since 2007, Group Vice President, 2005-2007, Worldwide Finishing Systems, Illinois Tool Works, Inc., a global industrial products company. President, Plexus Systems, 2004-2005. Vice President, EDS and President, Global Manufacturing and Communications Industries, 2002-2004, Managing Director, Automotive Industry Group, 2000-2002. Director: Tenneco Corporation, Steppenwolfe Theatre, John G. Shedd Aquarium.

*	Ages of directors are as of March 1, 2010.

Director Compensation

How are directors compensated?

Each non-employee director of the company receives $55,000 as an annual cash retainer for service as a director. Board members may elect to defer this compensation under the MeadWestvaco Corporation Compensation Plan for Non-Employee Directors. Directors have the opportunity to defer all or a portion of their annual cash retainer. Directors who are also employees of the company receive no additional compensation for service as a director. Effective April 26, 2010 the annual cash retainer will increase by $10,000.

Each year, non-employee directors also receive a grant of MeadWestvaco stock units equivalent to $80,000 at the time of grant. Distributions of stock units are made in MeadWestvaco common stock upon termination of a director’s board membership. Effective April 26, 2010 the annual grant of stock units will increase by $5,000.

In addition to the compensation described above, the Audit Committee Chair receives a $20,000 annual retainer, the Compensation and Organization Development Committee Chair receives a $15,000 annual retainer and the Chair of each of the standing Committees receives an annual retainer of $10,000. Each of the members of the Audit Committee, other than the Chair, receives an annual retainer of $10,000. The lead director receives an annual retainer of $25,000.

How often did the Board meet during 2009?

During 2009, the Board of Directors met six times, and no incumbent director attended fewer than 75 percent of the aggregate of: (1) the total number of meetings of the Board of Directors held in 2009 while he or she was a director and (2) the total number of meetings held in 2009 by all committees of the Board of Directors on which he or she served while he or she was a director.

Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash $(1)	Stock Awards $(2)	All Other Compensation $(3)	Total Compensation $
Michael E. Campbell	$80,000	$80,000	$2,500	$162,500
Dr. Thomas W. Cole, Jr.	$65,000	$80,000		$145,000
James G. Kaiser	$65,000	$80,000		$145,000
Richard B. Kelson	$75,000	$80,000	$5,000	$160,000
James M. Kilts	$55,000	$80,000	$2,500	$137,500
Susan J. Kropf	$70,000	$80,000		$150,000
Douglas S. Luke	$55,000	$80,000	$2,500	$137,500
Robert C. McCormack	$65,000	$80,000	$2,500	$147,500
Timothy H. Powers	$75,000	$80,000		$155,000
Edward M. Straw	$65,000	$80,000		$145,000
Jane L. Warner	$65,000	$80,000		$145,000

(1)	This column includes fees earned or paid in cash, representing annual retainer, lead director retainer, committee chair retainer and audit committee member retainer.

(2)	The amounts shown in this column represent the aggregate grant date fair value of stock units granted in 2009 to non-employee directors computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note K to the company’s audited financial statements for the year ended December 31, 2009 included in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2010.

(3)	The amounts included in this column represent matching contributions by the MeadWestvaco Foundation with respect to charitable contributions made by the director. The MeadWestvaco Foundation provides for a maximum annual dollar amount for matching funds of $2,500 per calendar year for two designated programs (for an annual total amount of $5,000).

(4)	The table below reflects for each director, the aggregate number of outstanding stock and option awards at December 31, 2009. In January 2004 the Board of Directors discontinued the practice of providing an automatic annual grant of a stock option award to each director.

	Stock Options	Phantom Stock Grants	Total Shares Subject to Outstanding Awards as of December 31, 2009
Michael E. Campbell	5,910	22,783	28,693
Dr. Thomas W. Cole, Jr.	5,910	22,783	28,693
James G. Kaiser	5,208	22,783	27,991
Richard B. Kelson	4,455	22,783	27,238
James M. Kilts	0	13,485	13,485
Susan J. Kropf	5,208	22,783	27,991
Douglas S. Luke	5,910	22,783	28,693
Robert C. McCormack	4,455	22,783	27,238
Timothy H. Powers	0	15,289	15,289
Edward M. Straw	0	16,027	16,027
Jane L. Warner	5,134	22,783	27,917

Board Committees

What committees has the Board established?

MeadWestvaco currently has five principal standing committees of the Board of Directors: Audit; Compensation and Organization Development; Finance; Nominating and Governance; and The Committee on Safety, Health and the Environment. Each of these committees operates under a written charter adopted by the Board of Directors and included on the company’s website at the following address http://www.meadwestvaco.com/AboutUs/InvestorRelations/CorporateGovernance/index.htm. Printed copies are available to any stockholder upon request. MeadWestvaco also has an Executive Committee that may be convened under certain circumstances when a special meeting of the Board of Directors is not practical or is not warranted.

The current members of the Board committees are as follows:

Audit	Finance
Richard B. Kelson, Chairman	Robert C. McCormack, Chairman
James G. Kaiser	Michael E. Campbell
Timothy H. Powers	James M. Kilts
Edward M. Straw	Susan J. Kropf
Jane L. Warner	Douglas S. Luke
(all non-employee directors)	(all non-employee directors)

Compensation and Organization Development	Nominating and Governance
Susan J. Kropf, Chairman	Timothy H. Powers, Chairman
Dr. Thomas W. Cole, Jr.	Michael E. Campbell
Richard B. Kelson	James M. Kilts
James M. Kilts	Robert C. McCormack
(all non-employee directors)	(all non-employee directors)

Executive	Safety, Health and Environment
John A. Luke, Jr., Chairman	Dr. Thomas W. Cole, Jr., Chairman
Michael E. Campbell	James G. Kaiser
Dr. Thomas W. Cole, Jr.	Douglas S. Luke
Richard B. Kelson	Edward M. Straw
Susan J. Kropf	Jane L. Warner
Robert C. McCormack	(all non-employee directors)
Timothy H. Powers

The functions of the current Board committees are as follows:

Audit Committee

Assists the Board of Directors in fulfilling its responsibilities to stockholders, potential stockholders and the investment community relating to corporate accounting, reporting practices of the company and the quality and integrity of the financial reports of the company. The Committee assists the Board of Directors in reviewing and monitoring (1) the integrity of the financial statements of the company and internal control over financial reporting, (2) the compliance by the company with legal and regulatory requirements, (3) the independence and qualifications of the company’s independent registered public accounting firm and (4) the performance of the company’s internal audit function and independent registered public accounting firm. Included within the scope of its responsibilities the Committee meets periodically with management to review the company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the company’s risk assessment and risk management policies. The Audit Committee also has sole authority to appoint and replace the independent registered public accounting firm, subject to stockholder ratification. None of the members serve on more than three audit committees. All members are “financially literate” under New York Stock Exchange listing standards, and at least one member has such accounting or related financial management expertise as to be considered a “financial expert” under Securities and Exchange Commission rules. The Board has designated the Audit Committee Chair, Richard B. Kelson and Committee member Timothy H. Powers as “audit committee financial experts” as a result of their experience in senior corporate executive positions with financial oversight responsibilities. The Audit Committee met six times in 2009.

Compensation and Organization Development Committee

Reviews and approves the company’s compensation philosophy. It is charged with the responsibility for assuring that officers and key management personnel are effectively compensated in terms that are motivating, internally equitable and externally competitive. The Committee approves compensation of the company’s executive officers including the Leadership Team (the Chairman and Chief Executive Officer and his direct reports), reviews compensation for remaining senior management, sets the criteria for awards under incentive compensation plans and determines whether such criteria have been met. The Committee seeks to ensure that the company’s compensation policies and plans are appropriately aligned with the company’s strategic objectives to protect and enhance shareholder value. The Committee generally oversees policies and practices of the company that advance its organization development, including succession planning as well as those designed to achieve the most productive engagement of the company’s workforce and the attainment of greater diversity. The Compensation and Organization Development Committee met five times in 2009. The details of the process and procedures followed by the Committee are disclosed in the Compensation Discussion and Analysis and report of the Compensation and Organization Development Committee at page 21.

Executive Committee

Provides for the exercise of certain powers of the Board between meetings of the Board when a special meeting of the Board is not practical or is not warranted. The Executive Committee did not meet in 2009.

Finance Committee

Oversees the company’s financial affairs and recommends those financial actions and policies that are most appropriate to accommodate the company’s operating strategies while maintaining a sound financial condition. The Committee reviews the company’s capital structure, financial plans, policies and requirements as well as strategic actions proposed by the company’s management. Included within the scope of its responsibilities the Committee meets periodically with management to review the company’s strategic and financial risk exposures and the steps management has taken to monitor and control such exposures. The Committee also reviews funding recommendations concerning the company’s pension plans together with the investment performance of such plans and the company’s risk management policies and practices. The Finance Committee met four times in 2009.

Nominating and Governance Committee

Studies and makes recommendations concerning the qualifications of all directors, and selects and recommends candidates for election and re-election to the Board and persons to fill vacancies on the Board, as well as the compensation paid to non-employee directors. The Committee also reviews and considers other matters of corporate governance, including trends and emerging expectations, as well as best practices. In advising the Board and management, the Committee may consider a range of governance matters, including Board structure, Board composition, committees and criteria for committee appointment, Board meeting policies, and the ongoing relationship between the Board and management. The Nominating and Governance Committee met four times in 2009.

The Committee on Safety, Health and the Environment

Reviews implementation of the company’s workplace safety and health program. The Committee also reviews the stewardship of the company with respect to conservation of natural resources and its ability to protect the natural environment. The Committee receives regular reports from management, reviews safety, health and environmental matters with management, including the company’s compliance record and programs, and makes recommendations as needed. Included within the scope of its responsibilities the Committee meets periodically with management to review the company’s property risk exposures, as well as operational risk exposures impacting safety, health and the environment, and the steps management has taken to monitor and control such exposures. The Committee on Safety, Health and the Environment met three times in 2009.

Corporate Governance Principles

MeadWestvaco’s Corporate Governance Principles, adopted by the Board of Directors in February 2003 and subsequently amended, address, among other things, standards for evaluating the independence of the company’s directors. The full text of the Principles, which contains the Board’s independence standards, is available on the company’s website at the following address: http://www.meadwestvaco.com/AboutUs/InvestorRelations/CorporateGovernance/index.htm and printed copies are available to any stockholder upon request by calling 1-800-432-9874.

Pursuant to the Principles, the Board, with the support of the Nominating and Governance Committee, reviewed the independence of directors in February 2009. Transactions and relationships, if any, between each director or any member of his or her immediate family and the company and its subsidiaries were considered. As provided in the Principles, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent. The Committee reviewed whether there were commercial, banking, consulting, legal, accounting, charitable and familial relationships between the company and individual directors or their immediate family members. None of the company’s non-employee directors has received compensation from the company other than in his or her capacity as a director. None of the company’s non-employee directors or any members of their immediate family are executive officers at a company where, in the preceding three years, the annual payments to or payments from MeadWestvaco for property or services in any single fiscal year exceeded two percent of the annual consolidated gross revenues of the company at which he or she served as an executive officer. None of the company’s non-employee directors serve as executive officers of a tax-exempt organization where, in the preceding three years, the company’s contributions to the organization in any single fiscal year exceeded the lesser of $1,000,000 or two percent of that organization’s consolidated gross revenues. The Committee identified two directors, Mr. Michael E. Campbell and Ms. Jane L. Warner, who currently serve as an executive officer of a company that transacts business with MeadWestvaco on a routine basis under standard commercial terms. In the case of Mr. Campbell, sales of products between Arch Chemicals, Inc. and MeadWestvaco in each of the last three fiscal years were less than a tenth of a percent of the annual consolidated gross revenues of the company at which Mr. Campbell serves as an executive officer, which is well under the independence thresholds established by the Board. In the case of Ms. Warner, who became an executive officer of Illinois Tool Works, Inc. in 2007, MeadWestvaco sales of product to such company were approximately a fifteenth of one percent of the annual consolidated revenues of such company, which is well under the independence thresholds established by the Board. Mr. Campbell, Mr. Kaiser, Mr. Kilts, Ms. Kropf, and Mr. McCormack are directors of companies with which MeadWestvaco does business. The amount that MeadWestvaco paid to or received from each of these companies in each of the last three fiscal years for goods and services is well below one percent of the annual consolidated gross revenues of these companies.

As a result of this review, the Board affirmatively determined that, with the exception of John A. Luke, Jr., the Chairman and Chief Executive Officer of the company, all of the directors, including each of the members of the Audit, Compensation and Organization Development, and Nominating and Governance Committees, are independent of the company under the standards set forth in the Corporate Governance Principles and the New York Stock Exchange listing standards: Mr. Campbell, Dr. Cole, Mr. Kaiser, Mr. Kelson, Mr. Kilts, Ms. Kropf, Mr. Douglas Luke, Mr. McCormack, Mr. Powers, Mr. Straw and Ms. Warner.

MeadWestvaco Nominating and Governance Committee

Charter

The Board of Directors of MeadWestvaco adopted a Nominating and Governance Committee charter on January 30, 2002 that was subsequently amended. The Nominating and Governance Committee Charter is included on the company’s website at the following address: http://www.meadwestvaco.com/ AboutUs/InvestorRelations/CorporateGovernance/index.htm and printed copies are available to any stockholder upon request. The charter sets forth the purposes, goals and responsibilities of the Committee. The charter also provides that the Committee annually evaluates its performance. In accordance with the company’s Corporate Governance Principles, the members of the Nominating and Governance Committee are required to be independent directors under the criteria established by the Board, consistent with the requirements of the New York Stock Exchange and the Securities and Exchange Commission.

Director Candidates

In accordance with the Corporate Governance Principles, the Nominating and Governance Committee is responsible for recommending qualified individuals for membership on the Board of Directors. The Committee is dedicated to periodically reviewing with the Board the requisite qualifications of Board members as well as the composition of the Board as a whole. This assessment addresses independence of Board members, as well as the consideration of professional expertise, educational background, experience, judgment, knowledge and other factors that promote diversity of views and experience in the context of the needs of the Board. General criteria for the nomination of all director candidates include:

•	the highest integrity and ethical standards;

•	the ability to provide wise and informed guidance to management;

•	a willingness to pursue thoughtful, objective inquiry on important issues before the company;

•	a commitment to enhancing stockholder value; and

•	a range of experience and knowledge commensurate with the company’s needs as well as the expectations of knowledgeable investors.

The Board succession plan states that the Committee seeks the following additional attributes:

•	a demonstrated track record of success;

•	independence, objectivity, perspective and judgment;

•	willingness to challenge prevailing opinion;

•	capacity for teamwork and compatibility with other Board members;

•	specific knowledge in significant areas; and

•	consistent availability.

In addition, the background and specific competencies of candidates are considered. These include business management, financial expertise, manufacturing background, marketing experience, knowledge of the packaging industry, global business experience, innovation, service in government, academia or other public sector professions and independence under the standards of the New York Stock Exchange. The Committee assesses the effectiveness of this objective when evaluating new director candidates and when assessing the composition of the Board.

The Committee has recommended to the Board, and the Board has approved the nomination of the current twelve Board members for election as director for a term of one year and until their successors are elected and qualified. All twelve nominees were identified and proposed as candidates for service on the company’s Board based on their record of service and individual contributions to the overall mission and responsibilities of the Board under MeadWestvaco’s Corporate Governance Principles. In addition, the Committee and the Board considered a number of additional factors in the selection of the nominees including but not limited to the following:

(1)	for Michael E. Campbell, his background, experience and judgment as chief executive officer of a major publicly traded manufacturing company;

(2)	for Dr. Thomas W. Cole, Jr., his professional and scientific experience and background and judgment as executive for institutions of higher education;

(3)	for James G. Kaiser, his background, experience and judgment as executive officer for companies in the manufacturing and service sectors;

(4)	for Richard B. Kelson, his background, experience and judgment as an executive officer for a major publicly traded global company in the areas of finance, safety and environment and legal;

(5)	for James M. Kilts, his background, experience and judgment as chief executive officer of major publicly traded global consumer products companies;

(6)	for Susan J. Kropf, her background, experience and judgment as an executive officer of a major publicly traded global consumer products company;

(7)	for Douglas S. Luke, his background, experience and judgment as chief executive officer of a financial investment company;

(8)	for John A. Luke, Jr., his background, experience and judgment, and his unique knowledge and understanding of MeadWestvaco’s operations as chief executive officer of the company;

(9)	for Robert C. McCormack, his background, experience and judgment as partner and senior executive of a financial investment company;

(10)	for Timothy H. Powers, his background, experience and judgment as chief executive officer and chief financial officer of a major publicly traded manufacturing company;

(11)	for Edward M. Straw, his background, experience and judgment as an operating officer for major publicly traded global consumer products companies as well as his leadership role in the US Navy and US Defense Department in the area of operations and logistics; and

(12)	for Jane L. Warner, her background, experience and judgment as an executive officer for major publicly traded manufacturing companies.

As indicated above, the substantial business and professional background and experience, as well as the considerable knowledge and judgment of each member of the MeadWestvaco Board is directly relevant to and supportive of the Board’s ongoing deliberations regarding the important matters before it, including the oversight of the company’s business and its management, as well as the execution of the company’s strategy.

Stockholder Recommendations for Director Candidates

The Nominating and Governance Committee will consider stockholder recommendations for nominees to the Board of Directors. Stockholders’ recommendations for nominees of directors should also provide to the Nominating and Governance Committee the information as set forth in the company’s bylaws with respect to any individual they wish to recommend and such recommendations are treated in the same manner as other recommendations for nominees for director. In addition, any stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors in accordance with the requirements, including timing information, set forth in the company’s bylaws.

Code of Conduct

The MeadWestvaco Code of Conduct applies to all MeadWestvaco directors and employees worldwide, including the Chief Executive Officer and the Chief Financial Officer. These policies and principles support the company’s core values of integrity, respect for the individual, commitment to excellence and teamwork. The Code of Conduct can be found on the company’s website at the following address: http://www.meadwestvaco.com/AboutUs/InvestorRelations/CorporateGovernance/index.htm and printed copies are available to any stockholder upon request. Any future changes or amendments to our Code of Conduct and any waiver of our Code of Conduct that applies to our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, or member of the Board of Directors, will be posted to: http://www.meadwestvaco.com/AboutUs/InvestorRelations/CorporateGovernance/index.htm.

Contact MeadWestvaco Board

Anyone who wants specifically to raise a concern to the Board of Directors, the non-management members of the Board of Directors, or the lead director, including concerns about the company’s accounting, internal accounting controls or auditing matters, may contact the Chair of the Audit Committee directly. Such communications will also be received and reviewed by the General Counsel and treated as confidentially as possible, consistent with ensuring appropriate and careful review of the matter. Communications may be anonymous. The Chair of the Audit Committee will report as appropriate to the Board of Directors regarding such concerns. The company’s Code of Conduct prohibits any employee from taking any adverse action against anyone who in good faith raises a concern about business integrity.

To convey a concern to the Chair of the Audit Committee, you may call 1-888-536-1502, or write to: Audit Committee Chair, MeadWestvaco Corporation, Attention: General Counsel, 501 South 5th Street, Richmond, Virginia 23219-0501. If preferred, concerns may be emailed using the form set forth at the following address: http://www.meadwestvaco.com/shared/contactboard.nsf/email. Inclusion of your name and email address is optional.

Director Attendance at Annual Meetings

Directors are invited and encouraged to attend the company’s Annual Meeting of Stockholders. All directors attended the 2009 meeting.

Board Leadership Structure

MeadWestvaco’s business is conducted by its officers, managers and employees under the direction of the chief executive officer (“CEO”) and the oversight of the Board of Directors which is comprised of twelve individuals. Currently, Mr. John A. Luke, Jr. serves as Chairman of the Board and CEO. The Board believes that a single person, acting in the capacities of Chairman and CEO, serves as a bridge between the Board and management and provides critical leadership for carrying out the company’s strategic initiatives and confronting its challenges. The Board believes that the company can most effectively execute its strategy and business plans to maximize stockholder value if the Chairman of the Board is also a member of the management team. Notwithstanding the foregoing, the company has adopted various policies to provide for a strong and independent board. All directors, with the exception of the Chairman, are independent as defined under NYSE regulations, and all Committees of the Board are made up entirely of independent directors. In addition, the Board and Nominating and Governance Committee have assembled a Board comprised of capable and experienced directors who are currently or have recently been leaders of major companies or institutions, are independent thinkers and have a wide range of expertise and skills.

In addition, in 2007 the independent directors of the Board established the position of an independent lead director. Among the responsibilities of the lead director is to serve as chair of executive session meetings of non-management directors. Mr. Michael E. Campbell has been designated as lead director to serve for an initial term of three years, which may be extended by the Board for an additional three year term. The lead director’s duties and responsibilities include: (i) presiding at all meetings of the Board at which the Chairman and CEO is not present, including executive sessions of the independent directors; (ii) orchestrating dialogue among the independent directors to enhance productivity of conversations with management; (iii) serving as liaison between the Chairman and CEO and the independent directors; (iv) working with the Chairman and CEO in developing the Board’s agenda, including the review of the form of information sent to the Board, and proposed meeting schedules to assure that there is sufficient time for discussion of all agenda items; and (v) in extraordinary circumstances (for example, the incapacity of the Chairman and CEO) serving as the Board’s representative for consultation with management, shareholders and other interested parties. Based on these duties and responsibilities, the Board believes that the lead director provides an effective balance to the combined role of CEO and Chairman.

Additionally, the Board regularly meets in executive session without the presence of management. The lead director presides at these meetings and provides the Board’s guidance and feedback to the Chairman and the company’s management team. Further, the Board has full access to the company’s leadership team.

Executive Sessions

The non-management directors met in executive session at each of the six regularly scheduled Board meetings in 2009. The lead director chairs the executive sessions and reports back as appropriate to the Chief Executive Officer.

Board’s Role in the Oversight of Risk

Under the MeadWestvaco Corporate Governance Principles, it is the duty of the Board to oversee the management of MeadWestvaco’s business, including the oversight of risk. The company’s Leadership Team is responsible for the comprehensive management of all material risks to the company’s businesses. The Board, in its oversight role, periodically reviews the company’s risk management policies and programs to ensure risk management is consistent with the company’s corporate strategy and effective in fostering a culture of risk-aware and risk-adjusted decision-making throughout the organization. The company’s risk management program functions to bring to the Board’s attention the company’s most material risks for evaluation, including strategic, operational, financial and legal risks.

The Board and its Committees work with the company’s leadership team to promote and cultivate a corporate culture and environment that incorporates enterprise-wide risk management into corporate strategy and business operations. The Board has delegated to its Committees responsibility to evaluate elements of the company’s risk management program based on the Committee’s expertise and applicable regulatory requirements. Each Committee coordinates and reports on its risk assessment review with other Committees and the full Board. In evaluating risk, the Board and its Committees consider whether the company’s risks programs adequately identify material risks the company faces in a timely manner; implement appropriate risk management strategies that are responsive to such material risk; and adequately transmit necessary information with respect to material risks within the organization.

Director Stock Ownership

In February 2005, the Board approved stock ownership guidelines for non-employee directors pursuant to which non-employee directors are encouraged to own, at a minimum, MeadWestvaco stock or stock units equal to three times their annual cash retainer within three years of joining the Board. Discretion may be applied in periods of volatile markets.

Certain Relationships and Related Transactions

The Board recognizes that Related Person Transactions (as defined below) can present potential or actual conflicts of interest and create the appearance that company decisions are based on considerations other than the best interests of the company and its stockholders. In January 2007, the Board delegated authority to the Nominating and Governance Committee (the “N&G Committee”) to review and approve Related Person Transactions, and the Committee has adopted a written policy and procedures set forth below for the review, approval, or ratification of Related Person Transactions. A “Related Person Transaction” is any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness), or any series of similar transactions, arrangements or relationships, in which (a) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, (b) the company is a participant, and (c) any Related Person has or will have a direct or indirect interest (other than solely as a result of being a director or trustee (or any similar position) or a less than 10 percent beneficial owner of another entity). A “Related Person” is any (a) person who is an executive officer, director or nominee for election as a director of the company, (b) greater than 5 percent beneficial owner of the company’s outstanding common stock, or (c) Immediate Family Member of any of the foregoing. An “Immediate Family Member” is any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and any person (other than a tenant or employee) sharing the household of a person. The N&G Committee shall review all of the relevant facts and circumstances of all Related Person Transactions that require the N&G Committee’s approval and either approve or disapprove of the entry into the Related Person Transaction, subject to the following exceptions:

•

employment of an executive officer, who is not an immediate family member of another executive officer or director of the company (provided compensation approved by the Compensation and Organization Development Committee of the Board);

•	compensation paid to a director approved by the Board;

•

any transaction with another company for which a Related Person’s only relationship is as (i) an employee (other than an executive officer) or director, (ii) a beneficial owner of less than 10 percent of that company’s outstanding equity, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2 percent of that company’s total annual revenue;

•

any charitable contribution, grant or endowment by MeadWestvaco to a charitable organization, foundation or university where a Related Person’s only relationship is as an employee (other than an executive officer) or director, if the aggregate amount involved does not exceed the lesser of $1,000,000 or 2 percent of the charitable organization’s total annual receipts;

•	transactions where all stockholders received proportional benefits.

In determining whether to approve or ratify a Related Person Transaction, the N&G Committee will take into account, among other factors it deems appropriate, whether the Related Person Transaction is on terms that are or would be generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction.

Report of the Audit Committee of the Board of Directors

Membership and Role of the Audit Committee

The Audit Committee consists of five members of the company’s Board of Directors. Each member of the Audit Committee is independent and possesses other qualifications as required by the New York Stock Exchange. All of the members of the Audit Committee, moreover, are independent of the company under the standards set forth in the Corporate Governance Principles. The Audit Committee operates under a written charter adopted by the Board of Directors. The full text of the Audit Committee Charter is included on the company’s website at the following address: http://www.meadwestvaco.com/AboutUs/InvestorRelations/CorporateGovernance/index.htm and printed copies are available to any stockholder upon request.

The primary function of the Audit Committee is to assist the Board of Directors in reviewing and monitoring (1) the integrity of the financial statements of the company and internal control over financial reporting, (2) the compliance by the company with legal and regulatory requirements, (3) the independence and qualifications of the company’s independent registered public accounting firm and (4) the performance of the company’s internal audit function and independent registered public accounting firm.

Review of the Company’s Audited Financial Statements for the Year Ended December 31, 2009 and Internal Control over Financial Reporting as of December 31, 2009

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. PricewaterhouseCoopers LLP, the company’s independent registered public accounting firm for 2009, is responsible for auditing those financial statements and the company’s internal control over financial reporting. The Audit Committee discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed under Public Company Accounting Oversight Board (“PCAOB”) Standards, including those required to be discussed by SAS No. 61, Professional Standards, as amended, as adopted by the PCAOB in Rule 3200T. The Audit Committee also received the written disclosures and letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence (Independence Discussion with Audit Committees), and has discussed with PricewaterhouseCoopers LLP the independence of PricewaterhouseCoopers LLP from MeadWestvaco and its management. The Audit Committee has reviewed and discussed the audited financial statements and management’s assessment of the effectiveness of internal control over financial reporting with management.

The Audit Committee of MeadWestvaco reviewed and discussed the foregoing as reflected in the minutes of the Audit Committee, and on the basis of that review and those discussions, recommended to the Board of Directors that the audited financial statements of MeadWestvaco for the year ended December 31, 2009 be included in the Annual Report on Form 10-K for the year ended December 31, 2009 for filing by MeadWestvaco with the United States Securities and Exchange Commission.

The Audit Committee met six times in 2009. After each meeting, the Audit Committee met in executive sessions with the independent registered public accounting firm and the director of internal audit to review, among other things, staffing, the audit plan and reports on effectiveness of internal control over financial reporting.

The Audit Committee approved 100% of the audit, audit-related and tax services for the company performed by the independent registered public accounting firm in 2009 and 2008.

The Audit Committee concluded that the provision of non-audit services in 2009 and 2008 by PricewaterhouseCoopers LLP was compatible with their independence.

Submitted by:

Richard B. Kelson, Chairman	Edward M. Straw
James G. Kaiser	Jane L. Warner
Timothy H. Powers

MeadWestvaco incurred the following fees for services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2009 and 2008:

	Year ended December 31, 2009	Year ended December 31, 2008
Audit fees	$6,473,000	$7,227,000

Audit-related fees(1)
Other attest services		396,000
Other audit-related	120,000	285,000

Total audit-related fees	$120,000	$681,000

Tax fees
Tax compliance and other matters(2)	$1,021,000	$228,000

Total all other fees(3)	$35,000	$4,000

(1)	Audit-related fees in 2009 are comprised of accounting advisory services. Audit-related fees in 2008 are comprised of carve-out audits of disposed businesses and accounting advisory services.

(2)	Tax fees reflect fees for professional services performed by PricewaterhouseCoopers LLP (“PwC”) for tax advice, international tax compliance and tax technology. PwC has not provided any services related to tax shelter transactions, nor has PwC provided any services under contingent fee arrangements.

(3)	Other fees are comprised of license fees for access to the PwC accounting and reporting database and other advisory services.

Policy for Approval of Audit and Permitted Non-audit Services

All audit, audit-related, tax and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Pre-Approval Policy provides for pre-approval of specifically described audit, audit-related and tax services by the Committee on an annual basis, but an individual service engagement anticipated to exceed pre-established thresholds must be separately approved. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

2.    Proposal to Ratify Appointment of the Independent Registered Public Accounting Firm.

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP to serve as the company’s independent registered public accounting firm for 2010. Pursuant to the company’s bylaws and as a matter of good corporate governance, the Board is submitting this selection for ratification by the stockholders at the 2010 Annual Meeting. PricewaterhouseCoopers LLP currently serves as the company’s independent registered public accounting firm, and received $7,649,000 in fees and expenses during the year ended December 31, 2009. The Audit Committee has been advised by PricewaterhouseCoopers LLP that neither the firm, nor any of its partners or staff, has any direct financial interest or material indirect financial interest in the company or any of its subsidiaries. Representatives of PricewaterhouseCoopers LLP who plan to attend the Annual Meeting, will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions. If the stockholders do not ratify this appointment, the Audit Committee will consider the appointment of another independent registered public accounting firm.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm.

Executive Compensation

Compensation and Organization Development Committee

The Compensation and Organization Development Committee, a Board committee, consists of four members of the company’s Board of Directors, none of whom is or has been at any time an employee of the company or its subsidiaries, and none of whom is receiving any compensation from the company or its subsidiaries other than as a director. All of the members of the Compensation and Organization Development Committee, moreover, are independent of the company under the standards set forth in the Corporate Governance Principles and the rules of the New York Stock Exchange. The Committee is charged with assuring that the company’s executive officers are effectively compensated in terms that are motivating, externally competitive and internally equitable. The Committee considers and approves all compensation and benefits for the company’s executive officers. The Committee also reviews compensation of the company’s business unit presidents, key personnel and corporate officers. With regard to compensation, the Committee approves awards for cash and equity compensation and sets criteria for awards under incentive compensation plans for the company’s executive officers and determines whether such criteria have been met. In addition, the Committee reviews and recommends for approval by the Board of Directors the company’s various employee benefit plans, as appropriate. The Committee also oversees the development of the company’s leadership succession plan and employee relations strategies. The Compensation and Organization Development Committee Charter is included on the company’s website at the following address: http://www.meadwestvaco.com/AboutUs/InvestorRelations/CorporateGovernance/index.htm and printed copies are available to any stockholder upon request.

Compensation Discussion and Analysis

Business Overview and Strategy

MeadWestvaco provides packaging solutions to many of the world’s best-known companies. With a presence in more than 30 countries, our research, design, manufacturing and distribution capabilities serve leaders in numerous industries. We also have market-leading positions in our Consumer & Office Products, Specialty Chemicals and Community Development and Land Management businesses.

In our mission, values and operations, we act on the principles of innovation and sustainability, creating value for our customers and shareholders while fulfilling our environmental, social and economic responsibilities.

In 2009, MeadWestvaco introduced “maximizing value,” a business discipline intended to: (1) apply a rigorous measurement of performance that includes the total cost of doing business, allowing the company to better understand where and why value is created or lost and, (2) provide a lens through which MWV may integrate actions and priorities across all aspects of our businesses—our markets, our products and our customers—driving the right decisions that will generate the most long-term value for the company and its shareholders. In 2010 and beyond, the maximizing value initiative will be a key part of MWV’s incentive structure.

MWV continues to focus on profitable revenue growth, earnings per share, return on invested capital, increased cash flow, productivity and innovation, but has introduced a sharpened focus on growth in targeted markets and geographies, as well as a one MWV philosophy, designed to activate our packaging platform alignment, expand our brand and apply our values in all we do. These strategic imperatives are important to the company’s continued success in fulfilling our mission.

The executive compensation program is designed to reward senior leaders described below for the accomplishment of our business strategy and goals. The Compensation Discussion and Analysis discusses the compensation program and the compensation decisions made for fiscal year 2009 with respect to the following company’s named executive officers:

John A. Luke, Jr., Chairman and Chief Executive Officer;

E. Mark Rajkowski, Senior Vice President and Chief Financial Officer;

James A. Buzzard, President;

Wendell L. Willkie, II, Senior Vice President, General Counsel and Secretary; and

Mark S. Cross, Senior Vice President, Consumer Strategic Business Units

While the 2009 year continued with tremendous global economic uncertainty, MWV successfully navigated through one of the most severe recessions in decades. Our financial strength and flexibility, combined with our intense focus on overhead cost reductions and improved operating productivity delivered superior performance as a leading global packaging company. Nonetheless, given the continued uncertainty presented by external economic conditions, and based on the recommendation of management, the Committee:

•	approved the continuation of base salaries at 2008 levels in 2010 for all domestic salaried employees; and

•

endorsed again the decision of Leadership Team members (including the named executive officers) to continue to apply the five percent reduction (already in effect for their 2009 base salaries) for 2010.

Objectives of the Company’s Executive Compensation Program

An understanding of the company’s executive compensation program begins with the objectives the program is intended to accomplish. These include:

•

Rewarding performance. The company’s compensation program links rewards to performance through the achievement of annual and long-term corporate, business unit and individual goals based on company strategy.

•

Aligning the interests of the company’s executives with those of shareholders. A significant portion of the total compensation paid to the company’s named executive officers is delivered in the form of equity-based compensation. This serves to further align the interests of the company’s executives with those of its shareholders.

•

Offering competitive compensation. The company seeks to offer a total rewards program that is competitive with the compensation practices of general industry and select peer companies in order to attract, retain and provide appropriate incentives for superior talent.

How executive compensation is determined

The role of the Compensation and Organization Development Committee and its consultant, and of management

Committee Role. The Committee is charged with responsibility for assuring that the company’s executive officers and key management personnel are effectively compensated with respect to all elements of compensation. The Committee establishes the Chairman and Chief Executive Officer’s compensation, including base salary and annual and long-term incentive awards, and reviews and approves compensation for the other executive officers of the company. Additional information on the role of the Committee appears on page 21.

Consultant Role. An independent executive compensation consulting firm, Compensation Advisory Partners (CAP), LLC, is engaged by and reports directly to the Committee. The principals of CAP were previously associated with Mercer, which was the Committee’s consultant in 2008. CAP assists the

Committee in reviewing the company’s executive compensation programs, its pay and performance linkages against internal and external benchmarks and the company’s peer group. CAP also advises the Committee on executive compensation matters relating to compensation strategy, program design and competitive trends. CAP participates in most Committee meetings, including executive sessions at which management is not present.

Management Role. Management assists the Committee in fulfilling its responsibilities by evaluating executive performance, proposing appropriate business performance targets for the annual and long-term incentive plans and by developing recommendations as to appropriate base salary levels and incentive award amounts, as well as compensation and benefit design changes.

Chairman and CEO Role. While the Chairman and Chief Executive Officer provides recommendations to the Committee with respect to the compensation for his direct reports, the Committee has final authority with regard to compensation decisions for executive officers reporting to him. Decisions with respect to the Chairman and Chief Executive Officer’s compensation (including base salary, annual and long-term incentive targets and awards) are made by the Committee in executive session.

How the elements of the company’s 2009 compensation program were selected

With the assistance of management and CAP (as described above), the Committee determined the elements of the company’s compensation program so as to further the company’s objectives to provide a competitive total rewards program, to promote a pay-for-performance philosophy and to align the interests of executives with shareholders.

The key compensation elements for the named executive officers of the company include:

•	Annual Base Salary

•	Annual Incentive Compensation Opportunity

[o]	Payable in cash, contingent on the achievement of annual performance goals.

•	Long-Term Incentive Compensation Opportunity

[o]	Payable in equity consisting of:

•	For years prior to 2009, Performance-Based Restricted Stock Units, which vest after three years subject to satisfactory performance against key financial and operational goals;

•	For the 2009 year only, Service-Based Restricted Stock Units that vest after three years; and

•	Stock Options, which vest ratably over three years, the value of which is tied to the increase in the company’s stock price from the closing price on the date of grant to the time of exercise.

The Committee believes that this combination of base salary, annual incentive award payable in cash, and long-term incentive compensation payable in equity is appropriate to provide a competitive program based on prevailing market practices. While the Committee generally believes it is appropriate to link a significant portion of target compensation to performance through the use of performance-based restricted stock units, which vest only upon the achievement of the company’s strategic goals, it does not believe that any specific formula should be used to determine the allocation between performance-based compensation and base salary. In particular, given the uncertain economic climate in 2009, the Committee chose not to award performance-based restricted stock units as part of the 2009 long-term award to any named executive officer given the challenges with setting long-term targets in a period of such economic uncertainty. Instead, the Committee allocated a greater percentage to stock options, (seventy-five percent in 2009 rather than forty percent in prior years) so as to increase the named executive officers’ linkage with shareholder returns. The Committee also allocated a limited percentage of the 2009 award to service-based restricted stock unit awards (twenty-five percent) in order to support retention in uncertain economic times.

In 2009, performance-based (or at risk) compensation consisted of incentive cash awards and non-qualified stock options. In addition, actual 2009 long-term award values for the named executive officers were reduced by approximately fifty percent from 2008 levels, largely due to a decline in the company’s stock price and the Committee’s judgment with respect to appropriate award levels. While each of the named executive officers received compensation opportunities comprised of the following elements, the 2009 long-term incentive award target opportunity was adjusted for each executive, resulting in reduced 2009 total and at risk compensation for each executive. Both the annual incentive and a portion of the long-term award are performance-based. Total direct compensation opportunity includes base salary, service-based restricted stock units and the opportunity to earn an annual incentive and a long-term award, neither of which are guaranteed.

NAME	BASE SALARY	ANNUAL INCENTIVE AWARD TARGET	LONG-TERM INCENTIVE AWARD		AT-RISK COMPENSATION	TOTAL DIRECT COMPENSATION OPPORTUNITY
			STOCK OPTIONS	SERVICE- BASED RSUs
John A. Luke, Jr.	29%	34%	20%	17%	54%	$3,478,401
E. Mark Rajkowski	42%	29%	16%	13%	45%	$1,307,645
James A. Buzzard	37%	31%	18%	14%	49%	$1,775,168
Wendell L. Willkie, II	45%	29%	14%	12%	43%	$1,004,798
Mark S. Cross	46%	32%	12%	10%	44%	$1,051,655

The Committee uses the key compensation elements as a means to differentiate between executives based on individual job responsibility and competitive position and to reflect the individual executive’s ability to influence the company’s financial performance.

The Committee also reviews other elements of executive compensation, including qualified retirement plans, perquisites and change of control arrangements, on a regular basis. While the Committee considers these programs in the context of its assessment of overall benefits and post-termination compensation design, it does not consider these elements as a factor in its annual compensation. Each of these is discussed below.

The use of market comparison data

The “Comparison Group” or “Peer Group”

The Committee compares the company’s executive compensation program to that of a select group of peer companies. This review is done with respect to the structure of the company’s executive compensation program, target incentive compensation and actual compensation.

The peer group used by the Committee in 2009 consisted of 12 companies, some of whom (along with other companies) MeadWestvaco may compete with for executive talent. This group is referred to as the “Comparison Group” or the “Peer Group.” The companies included in the Comparison Group were selected by the Committee based on the recommendation of CAP. Adjustments to the Comparison group resulted in four deletions and one addition, all of which were due to size, business mix, change in ownership or bankruptcy. Criteria utilized by CAP in determining the designated peer group it recommended to the Committee were:

•	Public companies within the packaging industry;

•	Companies that compete for talent with MeadWestvaco; and

•	Companies which have a similar size in terms of revenue and market capitalization

The following companies comprised the Comparison Group:

AptarGroup, Inc.	Owens-Illinois, Incorporated

Ball Corporation	Pactiv Corporation

Bemis Company, Incorporated	Rock-Tenn Company

Crown Holdings, Incorporated	Sealed Air Corporation

Graphic Packaging Holding Co.	Sonoco Products Company

International Paper Company	Weyerhaeuser Company

Compensation Structure and Targets

In 2009, CAP conducted a comparison of the company’s executive compensation structure and practices, as they relate to the named executive officers, to those of the Comparison Group. This review covered several aspects of the company’s program, including compensation elements, target and actual pay levels and performance measures. Based on its review, CAP concluded that the structure of the company’s compensation program (e.g., the mix of salary and incentives, performance focus and long-term incentive vehicles) was consistent with market practice and appropriately supported the company’s strategies and objectives. CAP also concluded that the overall total direct target compensation levels for the named executive officers as a group were appropriately positioned competitively around the median as compared to the Comparison Group.

Other market data from established executive compensation surveys was also used in reviewing compensation target levels for each of the key elements of the company’s compensation program (base salary, annual incentive and long-term compensation) and for the combined total of these elements. For each of the key elements, the Committee reviewed the competitive median relative to the Comparison Group and general survey data as a guide to establish compensation and target levels. The Committee did not target a specific percentile ranking for individual elements of compensation or total direct compensation targets. Instead, the Committee reviewed each element of compensation within the competitive range (at or around the median), assuming payout of performance-based awards at target. In addition, an executive’s actual compensation may be more or less than the target amount set by the Committee based on the company’s performance, individual performance, changes in stock price and other factors.

Reviewing compensation targets based on market comparison data (of the Comparison Group and general survey data) is intended to ensure that the company’s overall compensation practices are competitive in terms of attracting, retaining and motivating superior executive talent. Because each compensation element is targeted to be within a competitive range based on available data, compensation decisions made with respect to one element of compensation do not necessarily affect decisions made with respect to other compensation elements. It is also for this reason that no specific formula is used to determine the allocation between cash and equity-based compensation. In addition, because a named executive officer’s compensation target is established and/or confirmed by reference to persons with similar duties at the Comparison Group companies, the Committee does not establish any fixed relationship between the compensation of the Chairman and Chief Executive Officer and that of any other named executive officer.

The role of individual performance goals

Individual goals are set each year for the named executive officers. These include financial, organizational and operational objectives that are tied to the company’s business plan and overall strategy as they relate to such officer’s responsibilities and job function. In addition to the achievement of corporate goals, the Committee considers an executive’s performance (as evaluated and communicated by management to the Committee) against his or her individual goals for the year when making compensation decisions. This enables the Committee to differentiate among executives, as necessary, and emphasizes the link between personal performance and compensation. Adjustments based on individual performance, if any, are made after consideration of the company’s progress against established performance goals.

The key elements of the company’s executive compensation program

As stated earlier, the key elements of the company’s executive compensation program are base salary, an annual incentive award opportunity and a long-term equity-based compensation award.

2009 Base Salary

Salaries are based on the executive’s performance, scope of responsibilities, experience, and competitive pay practices. Base salary is intended to provide a fixed baseline level of compensation that is not contingent upon the company’s performance, although performance may influence salary adjustments. As such, 2009 base salaries represent twenty-nine percent to forty-six percent of total direct compensation opportunity for the named executive officers. As the executive’s job responsibility increases, the percentage of fixed compensation is reduced and the proportion of compensation that is at risk rises.

For the 2009 year upon recommendation of management, the Committee authorized no increases in base salary for the named executive officers consistent with the company’s decision to freeze salary levels for all domestic salaried employees who are eligible for annual performance-based compensation. In addition, all of the named executive officers chose to reduce their 2009 base salaries by five percent as a measure in support of the company’s cost savings initiatives, which action the Committee approved. Both of these initiatives will continue in effect for 2010.

2009 Performance-Based Annual Incentive Awards (Cash)

The annual incentive award program provides the named executive officers an opportunity to receive an annual cash payment in addition to base salary. Annual incentive awards are intended to reward the named executive officer primarily for the performance of the company and are influenced by business unit performance.

Target Awards: The annual incentive award targets for the named executive officers are reviewed annually by the Committee to confirm that they are reasonable and appropriate when viewed against external competitive data. If necessary, the targets are adjusted based on job responsibilities, a review of competitive data within the Comparison Group and based on general surveys. These targets are expressed as a percentage of base salary and were not changed in 2009. In 2009, the target percentages were applied to the base salary rates prior to the five percent reduction. The table below illustrates the 2009 annual incentive award target for each named executive officer.

2009 Annual Incentive Award Targets

NAME	BASE SALARY	TARGET AS % OF BASE SALARY	$ VALUE OF TARGET
John A. Luke, Jr.	$1,060,110	110%	$1,166,121
E. Mark Rajkowski	$577,840	65%	$375,596
James A. Buzzard	$690,510	80%	$552,408
Wendell L. Willkie, II	$479,120	60%	$287,472
Mark S. Cross	$515,000	65%	$334,750

2009 annual incentive award payments may be zero if performance falls below the approved threshold performance levels. If threshold is achieved or exceeded they may range from fifty percent to a maximum of two-hundred percent of the named executive officer’s target based on the company’s performance.

Performance goals for 2009 Annual Incentive Awards

The 2009 goal setting process was a collaborative one pursuant to which management initially made recommendations to the Committee and the Board of Directors in the fall of 2008. The proposed 2009 annual incentive goals were then reviewed with the Committee and the Board in January of 2009, with input from CAP, and were subsequently approved in February of 2009. For 2009, the Committee approved a performance based incentive pool for Leadership Team Members, including all of the named executive officers, equal to two and one-half percent of the 2009 Earnings Before Interest and Taxes (EBIT) goal or $6,625,000. Funding of this pool is required before any annual incentive award may be paid to a named executive officer. Accordingly, the payout of any award to named executive officers is based initially on the extent to which the performance-based funding occurs followed by the Committee’s exercise of discretion to award an annual incentive, within the authorized incentive pool, based on the attainment of the following 2009 performance goals: Earnings Before Interest and Taxes (EBIT), weighted at twenty-five percent; Free Cash Flow (FCF), weighted at twenty-five percent; Economic Value Added (EVA) actions, including four controllable metrics as follows, weighted in the aggregate at twenty-five percent: (i) Planned Revenue Reductions, (ii) Capacity Rationalization, (iii) Capital Expenditures and (iv) Productivity; and Selling, General and Administrative expenses (SG&A)/Overhead, weighted at twenty-five percent.

The Committee believes these metrics to be crucial indicators of the company’s success. It is the Committee’s view that improved pre-tax earnings accompanied by greater cash flow are controllable metrics that each named executive officer has the ability to influence. With respect to EVA, the Committee endorsed management’s view that there was opportunity to improve results with respect to certain controllable metrics that would contribute to year over year increases in the company’s economic profit. The Committee believes these metrics prompt company growth without compromising the quality of earnings or providing inappropriate incentives for executives to engage in activities that involve undue risk.

EBIT is defined as full year net sales less the cost of goods sold and selling, general and administrative expenses (SG&A), excluding interest income and expense, corporate income taxes, extraordinary items, discontinued operations, restructuring charges and certain one-time costs and the cumulative effect of accounting changes. FCF is defined as full year discretionary cash flow less capital expenditures and dividends paid. FCF, a non-GAAP measure, includes GAAP cash from operations less capital and dividends, but excludes the cash impact of restructuring charges and one-time costs. Planned Revenue Reductions is defined as the annual run rate revenue reduction resulting from the exiting of negative economic profit businesses (customers or products). Capacity Rationalization is defined as the total number of manufacturing locations closed or restructured throughout the year with restructuring defined as removing manufacturing capacity during the year based primarily on level of economic profit. Capital expenditures are defined as full year cash for such expenditures made to enhance return on assets employed. Productivity is defined as full year gross value of all sourcing, manufacturing and supply chain productivity initiatives and projects. SG&A/Overhead is defined as year over year gross reductions in corporate and business unit/strategic unit overhead (overhead costs that are SG&A in nature including those related to the costs of goods sold), including the impact from reductions in force and lower levels of spending for items such as consulting, outside services and travel.

The Committee reviewed the company’s 2009 performance as compared to the annual incentive goals described above. The Committee noted that while 2009 financial performance had been directly impacted by the severe global recession resulting in weaker demand in many of the company’s markets, the company nevertheless both met and exceeded its 2009 targets. The 2009 EBIT goal, expressed as a performance-based incentive pool equal to two and one-half percent of the 2009 EBIT target ($265,000,000) was set at $6,625,000. Targets for additional 2009 performance goals were a function of EBIT set at $265 million, FCF at $70 million, EVA actions set with targets as follows: Planned Revenue Reductions at $150 million, Capacity Rationalizations (number of locations) at 12, Capital Expenditures at $250 million and Productivity at $220 million, and SG&A savings of $100 million. The table below illustrates how the actual payment of annual incentive compensation, if any, is calculated.

2009 PERFORMANCE GOALS	PERFORMANCE	2009 GOALS	PAYOUT RANGE	WEIGHTING	ACTUAL PERFORMANCE	APPROVED WEIGHTED PAYOUT
EBIT	THRESHOLD TARGET STRETCH	$200 mm	50%	25%	$374 mm	50%
		$265 mm	100%
		$365 mm	200%

FREE CASH FLOW	THRESHOLD TARGET STRETCH	$ 50 mm	50%	25%	$258 mm	50%
		$ 70 mm	100%
		$132 mm	200%

EVA ACTIONS

Planned Revenue Reductions	THRESHOLD	$110 mm	50%		$160 mm
	TARGET	$150 mm	100%
	STRETCH	$190 mm	200%
Capacity	THRESHOLD	8	50%		16
Rationalizations	TARGET	12	100%	25%		50%
(# of locations)	STRETCH	14	200%
Capital Expenditures	TARGET	$250 mm	100%		$230 mm
Productivity	THRESHOLD	$165 mm	50%		$453 mm
	TARGET	$220 mm	100%
	STRETCH	$275 mm	200%

SG&A/Overhead	THRESHOLD	$75 mm	50%		$113 mm	50%
	TARGET	$100 mm	100%	25%
	STRETCH	$125 mm	200%
					Total	200%

In order to arrive at a payout number for each named executive officer, the target percentage of base salary for each executive is multiplied by the total weighted payout percentage noted above and then adjusted, if applicable by the executive’s performance factor to arrive at the annual incentive award amount earned for 2009.

Target Annual Incentive Award	X	Weighted Payout %	X	Individual Performance Factor (110 to 120%)	=	2009 Annual Award

The Committee evaluated the company’s 2009 performance in January of 2010 to determine progress against established performance goals and authorized annual incentive award payments at one-hundred and seventy-five percent of target performance with approval to go up to two-hundred percent of target performance. Individual performance factors assigned to the named executive officers for 2009 performance ranged from one-hundred and ten percent to one-hundred and twenty percent and resulted in adjusted payouts of 2009 annual incentive award for each of the named executive officers up to the maximum of two-hundred percent of target performance.

2009-2011 Long-Term Incentive Compensation Awards (Equity)

The long-term incentive compensation program is formally structured to provide the named executive officers with an opportunity to earn additional compensation representing between twenty-two and thirty-seven percent of total direct compensation opportunity on an annual basis. As previously noted on page 24, the Committee chose not to apply the formal long-term incentive award target percentages for 2009 and award values were reduced from prior levels. In addition, the Committee changed the mix of long-term equity compensation in 2009 to include a portion of service-based restricted stock units (in lieu of performance-based units), representing twenty-five percent of the long-term award. The remaining portion of the award was delivered in stock option form (seventy-five percent). The Committee believes this seventy-five percent portion of the at-risk compensation delivered in stock option form ensures that executives remain focused on critical business objectives established by the company and links their reward with returns to shareholders.

The performance basis of the stock options is inherent in their design. No compensation is provided from them unless the company’s stock price rises above the exercise price, which is the market price on the grant date. 2009 long-term incentive awards are delivered seventy-five percent in the form of non-qualified stock options and twenty-five percent in the form of service-based restricted stock units.

Target Awards: The long-term incentive compensation award targets for the named executive officers are reviewed annually to confirm that they are reasonable when viewed against external competitive market data, peer group and general industry trends. As noted in the table immediately below, the formal 2009 long-term incentive targets were not changed. In 2009, the target percentages reflect the base salaries prior to the five percent reduction. However, the value of each named executive’s long-term equity 2009 award was substantially reduced (by approximately fifty percent) from estimated award values in 2008 due in large part to the decline in the company’s stock price. Accordingly, the long-term incentive award targets shown below are greater than the value of 2009 awards made.

The table below illustrates the long-term incentive award target with respect to each named executive officer.

2009 Long-Term Incentive Award Targets

NAME	BASE SALARY	TARGET AS % OF BASE SALARY	$ VALUE OF TARGET
John A. Luke, Jr.	$1,060,110	450%	$4,770,495
E. Mark Rajkowski	$577,840	225%	$1,300,140
James A. Buzzard	$690,510	300%	$2,071,530
Wendell L. Willkie, II	$479,120	200%	$958,240
Mark S. Cross	$515,000	150%	$772,500

While long-term compensation in 2009 for the named executives continued to be delivered solely in equity form with no cash component, seventy-five percent of each executive’s award was delivered in the form of non-qualified stock options (compared with forty percent in 2008) and twenty-five percent was delivered in the form of service-based restricted stock units (compared to sixty percent performance-based restricted stock units in 2008). The Committee believes that by allocating a greater percentage to stock options, this will increase the named executives’ linkage with shareholder returns. The Committee also believes that allocating a limited percentage of the 2009 award to service-based restricted stock unit awards will support retention. Given the uncertain economic climate, the Committee chose not to award performance-based restricted stock units as part of the 2009 long-term grant. The 2009 stock option awards vest ratably over a three year period and service-based restricted stock unit awards vest in full on the third anniversary date of the award date.

2010 Long-Term Compensation

The Committee approved a long-term incentive compensation plan for the named executive officers that is structured to reinforce and support the company’s transition to and on-going implementation of “maximizing value,” incorporating economic profit (“EP”) as a critical performance measure attached to a portion of the long-term award. The Committee believes that EP is a critical performance measure because it takes into account expected return to equity and debt holders, and as a result closely correlates to value creation and shareholder returns. In 2010 individual long-term executive awards will continue to be delivered one hundred percent in equity with no cash component. A portion of each executive’s award will be delivered in the form of historical non-qualified stock options and another portion will be delivered in the form of performance-based accelerated restricted stock units (compared to twenty-five percent service-based restricted stock units in 2009). The performance-based accelerated restricted stock units will include long-term retention features.

The portion of the award attributable to non-qualified stock options will vest ratably over a three-year period beginning on the first, second and third anniversaries of the award date. The remaining portion of the award will be delivered in the form of performance-based accelerated restricted stock units, which may be earned, solely based on EP performance, over a five-year period. The performance-based restricted unit grant will be front-loaded, in an initial amount approximating a three-year grant with no future grant of restricted stock units anticipated to be made to any named executive officer in 2011 or 2012 and with no vesting possible until after the second anniversary of the grant date.

Initially, the company must achieve a threshold level of EBIT performance for 2010, 2011 or 2012 before any performance-based accelerated restricted stock unit award under this plan may vest. If the EBIT target is met, vesting of the awards is subject to improvement in EP. Enterprise economic profit is a measure of performance that is defined as total after-tax (EBIT) less the company’s weighted average cost of capital applied to the total capital employed. If and to the extent the goals are not achieved by the close of the five-year performance period, awards will not vest and units will be forfeited.

Starting in 2012, the Committee will determine each year whether or not any performance-based accelerated restricted stock unit awards vest based on improvement in EP over the performance period, with threshold, target and stretch levels of performance identified at the commencement of the period. On an annual basis, the Committee will evaluate performance and authorize the vesting of awards representing performance up to 125% of target performance. If performance exceeds 125% of target performance, those units earned in excess of 125% of target performance will be earned but will not vest until the end of the five-year period, in order to provide an additional retention incentive. Vesting of performance-based accelerated restricted stock units is also subject to a maximum payout of 200% of the original award with a performance driven threshold equal to 50% of the original award.

The introduction of economic profit as a performance metric represents the company’s and the Committee’s belief that long-term compensation should be linked to the company’s overall strategy in a manner that will drive improved MWV financial performance over the long-term. The Committee believes the performance contingent front loaded grant will reinforce an executive’s incentive to accelerate improvement in MWV’s financial performance and the five-year performance period should reduce motivation for undue risk taking.

Payout or Vesting of Prior Year Awards

Long-term incentive compensation awards in 2007 consisted of sixty percent performance-based restricted stock units and forty percent non-qualified stock options. A (2007-2009) three-year performance period applied to these restricted stock units subject to the achievement of the following metrics: Return on Invested Capital (ROIC) weighted at seventy percent and Innovation, Revenue from New Products weighted at thirty percent. Based on company performance measured against these goals for this period, the Committee authorized no vesting with respect to the ROIC metric and 61% of target performance for the Innovation, Revenue from New Products as a percentage of sales metric. The vesting/payment is reflected in the table below and became effective February 26, 2010. ROIC is defined as the annual after-tax EBIT, using the actual year end effective tax rate divided by year-end invested capital, total debt less cash, plus equity, for the final year of the performance period. Innovation from New Products is defined as accumulated sales revenues over the performance period from new products, assuming there is a significant change in the characteristics or improved profit margin compared to alternate, existing product offerings; total revenue from new products is expressed as a percentage of total revenue during the performance period.

2007 – 2009 Long-Term Incentive Awards

2007-2009 Long-Term Performance Period	Performance	Goals	Recommended Payout	Weighting	Actual Performance	Approved Payout
ROIC	Threshold	8.5%	50%
	Target	10.0%	100%	70%	5.9%	0%
	Stretch	11.5%	200%

Innovation – Revenue from New Products	Threshold	8.0%	50%
	Target	10.0%	100%	30%	15.2%	61%
	Stretch	15.0%	200%
						61%

The vesting and payment of these awards is reflected as follows: one-hundred percent of the award is settled in common shares of MWV stock and will be reported in the company’s 2011 proxy statement in the, Option Exercises and Stock Vested during Fiscal 2010.

Other Long-Term Incentive Compensation Awards Outstanding

Long-term incentive awards granted in 2008 consisted of sixty percent performance-based restricted stock units and forty percent non-qualified stock options. A three-year performance period applies for the restricted stock units (2008-2010) with metrics of fifty percent ROIC, thirty percent Profitable Revenue Growth and twenty percent EPS Growth relative to a peer group of companies. The maximum number of shares potentially deliverable from a 2008 performance-based restricted stock unit award is two-hundred percent of the original award including additional units credited from dividend equivalents during the vesting period. Awards for below target level will vest only if threshold company performance is achieved. The performance-based restricted stock units are based solely on attainment of designated pre-approved financial metrics, and may be reduced at the discretion of the Committee. The portion of the award delivered in non-qualified stock option form vests ratably over three-years.

Post-Employment Arrangements

While the company does not maintain employment contracts for any of its named executive officers, each such officer is covered by the company’s broad-based severance program and by a change of control agreement. The primary purpose of these agreements is to help ensure that the company can retain and rely upon the undivided focus of its senior executives, before, during and after the negotiation of a change of control. The company’s agreements contain what is known as “double trigger” provisions which require both a change of control and a termination in order for severance to be payable. The agreements also include a severance calculation based on actual base salary and cash incentive paid, rather than target compensation, and include a modified gross-up feature for excise taxes. A modified gross up permits the company to reduce its cost resulting from any parachute excise tax. While the company agreed to keep whole each of the named executive officers covered by a change of control agreement for any excise tax imposed by the Internal Revenue Code on a change of control, it will do so only if the payment exceeds a designated percentage; otherwise, the executive’s severance payment is reduced by the amount necessary to avoid payment of the excise tax.

Other benefits

Perquisites

Consistent with its pay-for-performance philosophy, the company provides only limited perquisites to executives. The company provided additional compensation to the Chief Financial Officer and the Senior Vice President and General Counsel to cover commuting expenses in the form of a tax gross up. The purpose of the gross up was to enable them to pay applicable taxes associated with lodging expenses at their Richmond offices and to eliminate any economic disadvantage resulting from long distance commuting to the Richmond corporate headquarters. The company also covered residential security guard services and personal use of the company plane for a limited purpose for the Chairman and Chief Executive Officer during 2009. All of these expenses are disclosed in the Summary Compensation Table on page 36.

Qualified Plans

The company maintains a qualified defined benefit pension plan and a qualified defined contribution 401(k) savings plan in the form of an employee stock ownership plan. The defined benefit pension plan formula is described under the Pension Benefits Table narrative on page 39. The savings plan formula permits an employee who contributes three percent of pay to receive a one-hundred percent matching contribution on such amount and an additional fifty percent matching contribution on the next two percent of pay contributed. Matching contributions under the savings plan are one-hundred percent vested immediately. Both the defined benefit and the savings plans provide for broad-based participation by company employees and cover each of the named executive officers.

Restoration Plans

The company also maintains two non-qualified, excess benefit plans that, with respect to earnings and benefits that exceed Internal Revenue Code limits on qualified plan benefits, mirror the benefit formulas under the defined benefit and savings plans. The non-qualified savings plan provides for the same matching contribution formula as the qualified plan described above and also permits executives to defer base salary and annual incentive cash compensation. The plan offers executives a choice of conventional investment vehicles with no assurance of any particular rate of return and does not guarantee an above market rate of return. The plan offers the same investment vehicles available under the company’s qualified 401(k) savings plan, with the addition of three other funds.

The company maintains these qualified and non-qualified plans to ensure an overall competitive compensation and benefits offering and to attract and retain superior talent. The Committee believes it is essential that overall compensation and benefits, including retirement benefits, be competitive in the market place. All of the named executive officers participate in these plans. Further description of these plans accompanies the Pension Benefits and Non-qualified Deferred Compensation Tables on pages 40 and 41.

SERP

The company also maintains a non-qualified supplemental executive retirement plan, which was designed to attract and retain executives who join the company in mid-career. Due to emerging trends and best practices in executive compensation, the plan was amended to close participation to new hires during 2007 and was amended more recently in 2008 to comply with Section 409A of the Internal Revenue Code. See the Pension Benefits Table and narrative on page 39.

Clawback/Recoupment Policy

The company maintains a recoupment policy (adopted in 2009) which supplements the provisions on suspension or termination of incentive compensation awards based on misconduct in the company’s existing incentive arrangements. This policy permits the company to recoup annual and long-term cash or equity incentive awards paid to certain executive officers and members of senior management (including all of the named executive officers). The policy provides that in the event a covered executive receives an award based on materially inaccurate financial information or other materially inaccurate performance metric criteria, the Committee may require the executive repay all or a portion of the award attributable to such inaccurate information. The policy is effective with respect to annual and long-term cash or equity awards (whether or not vested) for fiscal years beginning on or after January 1, 2009. The Committee’s ability to recoup an award shall be limited to awards made in the current and immediately preceding year except in the event of fraud.

Stock Ownership Guidelines

The company maintains stock ownership guidelines designed to align the long-term interests of its executives with the interests of its shareholders. The guidelines require that each named executive officer hold company stock valued at a multiple of base salary as set forth in the following table. Ownership guidelines must be met by January 10, 2010, five years after the guidelines were implemented, or, in the case of new hires or promotions, within five years after the relevant event. Company stock considered towards this guideline include shares credited to an account in the company’s 401(k) plan, stock units payable under the company’s non-qualified restoration plan, service-based restricted stock awards and shares directly or indirectly owned.

Stock ownership as of December 31, 2009 reflects the following progress towards these guidelines based on the closing price of stock on such date as reported by the New York Stock Exchange:

NAME	GUIDELINE MULTIPLE OF SALARY	MULTIPLE OF SALARY ACHIEVED AS OF 12-31-09
John A. Luke, Jr.	5X	13.0X
E. Mark Rajkowski	3X	4.8X
James A. Buzzard	3X	6.8X
Wendell L. Willkie, II	3X	5.0X
Mark S. Cross	3X	1.8X

All executives have met and exceeded the guidelines with the exception of Mr. Cross who has until June 2011 to satisfy the guidelines.

Equity Grant Practices

The company maintains a written policy on practices for granting equity awards, which describes the Committee’s practices relating to equity grants to executives and the timing of such grants in relation to material non-public information and which specifically prohibits the backdating of stock options. The policy also describes the Committee’s delegation of authority to the Chairman and Chief Executive Officer to award equity to non-executive officers. The company does not have a practice or policy of timing its grants in relation to the announcement of material non-public information. In accordance with the policy, all stock option grants have an exercise price equal to the closing price of the company’s common stock on the date of grant.

Tax and Accounting Considerations

Tax and accounting considerations are one of many factors considered by the Committee in determining compensation mix and amount. Section 162(m) of the Internal Revenue Code does not permit a tax deduction to public companies for individual compensation over one million dollars per year to the Chief Executive Officer and the next three most highly compensated individuals other than the Chief Financial Officer. This limitation does not apply to performance-based compensation as defined under federal tax laws. The Committee designed the annual and long-term incentive program, stock option grants and performance-based restricted stock units described above (other than the service-based restricted stock units) to meet the requirements of Section 162(m) and to ensure the deductibility of compensation payable under such programs. However, while the Committee considers the Section 162(m) impact on each component of compensation, it may in some instances determine to pay compensation even though it is not deductible where it believes such compensation furthers the company’s objectives and is otherwise appropriate.

COMPENSATION COMMITTEE REPORT

The Compensation and Organization Development Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION AND ORGANIZATION DEVELOPMENT COMMITTEE

Susan J. Kropf, Chairman

Dr. Thomas W. Cole, Jr.

Richard B. Kelson

James M. Kilts

Compensation Committee Interlocks and Insider Participation

The Compensation and Organization Development Committee currently consists of Ms. Kropf as Chairman, Dr. Cole, Mr. Kelson and Mr. Kilts. None of our executive officers served as:

(i)	a member of the compensation committee (or other board committee performing equivalent functions, or in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation and Organization Development Committee;

(ii)	a director of another entity, one of whose executive officers served on our Compensation and Organization Development Committee; or

(iii)	a member of the compensation committee (or other board committee performing equivalent functions, or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as our director.

Summary Compensation Table

The following table presents information concerning total compensation paid to the Chairman and Chief Executive Officer and certain other executive officers of the company (collectively, the “named executive officers”).

NAME AND PRINCIPAL POSITION	YEAR	SALARY(1)	BONUS	STOCK AWARDS(2)	OPTIONS AWARDS(3)	NON- EQUITY INCENTIVE PLAN COMPEN- SATION(4)	CHANGE IN PENSION VALUE & NON- QUALIFIED DEFERRED COMP EARNINGS(5)	ALL OTHER COMPEN- SATION(6)	TOTAL
JOHN A. LUKE, JR.	2009	$1,007,105	$0	$591,744	$713,431	$2,215,630	$1,436,441	$144,095	$6,108,446
CHAIRMAN & CEO	2008	$1,055,903	$0	$2,862,256	$1,585,431	$0	$1,595,344	$172,016	$7,270,950
	2007	$1,007,573	$0	$2,731,233	$1,671,757	$2,274,455	$1,281,652	$901,735	$9,868,405

E. MARK RAJKOWSKI	2009	$551,358	$0	$173,700	$209,399	$713,635	$196,935	$72,861	$1,917,888
SVP, CHIEF FINANCIAL OFFICER	2008	$576,437	$0	$780,096	$432,062	$0	$135,081	$118,373	$2,042,049
	2007	$560,091	$0	$758,890	$464,486	$697,442	$112,109	$130,224	$2,723,242

JAMES A. BUZZARD	2009	$655,985	$0	$256,964	$309,811	$1,049,575	$775,302	$39,970	$3,087,607
PRESIDENT	2008	$688,834	$0	$1,243,040	$688,441	$0	$713,857	$62,185	$3,396,357
	2007	$669,033	$0	$1,208,949	$740,096	$1,082,519	$430,911	$197,328	$4,328,836

WENDELL L. WILLKIE, II	2009	$457,161	$0	$118,857	$143,304	$546,198	$392,049	$70,631	$1,728,200
SVP, GEN’L COUNSEL & SEC’Y	2008	$476,860	$0	$575,008	$318,436	$0	$336,842	$41,270	$1,748,416
	2007	$451,083	$0	$543,351	$332,685	$462,567	$221,891	$37,205	$2,048,782

MARK S. CROSS	2009	$489,250	$0	$103,240	$124,415	$636,025	$130,145	$34,762	$1,517,837
SVP	2008	$513,750	$0	$463,488	$256,712	$0	$117,241	$54,193	$1,405,384
	2007	$485,583	$0	$414,028	$253,389	$344,500	$104,996	$92,957	$1,695,453
(1)	These amounts for 2009 reflect a five percent voluntary decrease in the named executive’s base salaries, from 2008 levels.

(2)	The amounts shown in this column represents the aggregate grant date fair value of stock awards granted in 2009 computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote K to the company’s audited financial statements for the fiscal year ended December 31, 2009 included in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2010.

(3)	The amounts shown in this column represent the aggregate grant date fair value of stock option awards granted in 2009 computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote K to the company’s audited financial statements for the fiscal year ended December 31, 2009 included in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2010.

(4)	Based on performance relative to pre-established goals for 2009, the Committee authorized payment of annual incentive awards to the named executive officers representing 200% of target performance which amounts reflect a five percent voluntary decrease in the named executive’s base salaries from 2008 levels.

(5)	The amounts in this column represent the actuarial increase in the present value of the named executive officers’ benefits under all pension plans maintained by the company between December 31, 2008 and December 31, 2009. The amounts calculated were determined with the following assumptions: SFAS No. 87 discount rate of 5.75% for 2009 and 6.25% for 2008, respectively, and an assumed unreduced retirement age (age 65 or 62 with 20 years of service). While amounts appear as a lump sum, the normal form of payment is an annuity payment. None of the named executive officers are guaranteed a specified rate of return on any investment or receive above market earnings in the MeadWestvaco Deferred Income Plan, and thus no amount in this column is attributable to non-qualified deferred compensation earnings.

(6)	The amounts shown in this column for 2009 are derived as follows:

Mr. Luke:

$5,000 reimbursement by the company for financial planning
$9,800 annual contribution by the company to qualified 401(k) savings plan
$30,213 annual contribution by the company to non-qualified savings plan
$5,755 annual life insurance premium paid by the company
$69,577 charges for home security services
$2,500 matching funds paid by MeadWestvaco Foundation to non-profits designated by executive
$3,150 executive health screening paid by company
$18,100 incremental cost of aircraft due to personal usage, which was calculated by dividing the total direct (variable) flight expenses (consisting primarily of fuel, maintenance and landing fees) by the total hours the aircraft was operated during the year. The executive’s hourly usage was multiplied by this annual hourly rate.

Mr. Rajkowski:

$5,000 reimbursement by the company for financial planning
$9,800 annual contribution by the company to qualified 401(k) savings plan
$11,908 annual contribution by the company to non-qualified savings plan
$3,136 annual life insurance premium paid by the company
$12,820 relocation benefits paid by company
$17,454 related to commuting expenses including lodging
$12,743 tax gross-up related to the commuting expenses of $17,454 identified above

Mr. Buzzard:

$9,800 annual contribution by the company to qualified 401(k) savings plan
$15,923 annual contribution by the company to non-qualified savings plan
$3,747 annual life insurance premium paid by the company
$7,500 matching funds paid by MeadWestvaco Foundation to non-profits designated by executive
$3,000 executive health screening paid by company

Mr. Willkie:

$6,241 reimbursement by the company for financial planning
$9,800 annual contribution by the company to qualified 401(k) savings plan
$8,095 annual contribution by the company to non-qualified savings plan
$2,602 annual life insurance premium paid by the company
$10,000 matching funds paid by MeadWestvaco Foundation to non-profits designated by executive
$3,000 executive health screening paid by company
$17,856 related to commuting expenses including lodging
$13,037 tax gross-up related to the commuting expenses of $17,856 identified above

Mr. Cross:

$5,000 reimbursement by the company for financial planning
$9,800 annual contribution by the company to qualified 401(k) savings plan
$9,516 annual contribution by the company to non-qualified savings plan
$2,796 annual life insurance premium paid by the company
$4,500 matching funds paid by MeadWestvaco Foundation to non-profits designated by executive
$3,150 executive health screening paid by company

Grants of Plan Based Awards in 2009

On February 23, 2009, the Compensation and Organization Development Committee (the “Committee”) established 2009 annual incentive awards and made grants under the Company’s 2005 Performance Incentive Plan partially in the form of service-based restricted stock units and partially in the form of non-qualified stock options (amended and restated in 2009). The Committee established individual award targets for each executive. Approximately 25% of the grant date fair value of such awards to each executive under the 2005 Performance Incentive Plan was made/delivered in the form of service-based restricted stock units and approximately 75% of the grant date fair value award was made/delivered in the form of non-qualified stock options. Service-based restricted stock unit awards vest in full on the third anniversary of the award date. The portion of the award delivered as a non-qualified stock option vests in one-third increments on each anniversary of the grant date; the award vests in full on February 23, 2012.

During the vesting period, dividends on unvested restricted stock unit awards are credited in the form of additional units subject to the same vesting criteria as the underlying award. No dividend rights attach to non-qualified stock options.

It has been the Company’s practice to award stock options with an exercise price equal to the “fair market value” of the common stock underlying the awards on the grant date. “Fair market value” is defined as the closing price of such stock as reflected on the New York Stock Exchange on the grant date.

The table below shows the cash and equity awards that were granted to each of the named executive officers during 2009 under various plans.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards or Units (# of awards)(2)	All Other Option Awards (# of awards)(3)	Exercise or Base Price of Option Awards ($)(3)	Grant Date Fair Value of Stock & Option Awards(4) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (# of awards)	Target (# of awards)	Maximum (# of awards)
John A. Luke, Jr.		$553,907	$1,107,815	$2,215,630							N/A
	2/23/2009							65,170			$591,744
	2/23/2009								767,130	$9.08	$713,431

E. Mark Rajkowski		$178,409	$356,818	$713,635							N/A
	2/23/2009							19,130			$173,700
	2/23/2009								225,160	$9.08	$209,399

James A. Buzzard		$262,394	$524,788	$1,049,575							N/A
	2/23/2009							28,300			$256,964
	2/23/2009								333,130	$9.08	$309,811

Wendell L. Willkie, II		$136,550	$273,099	$546,198							N/A
	2/23/2009							13,090			$118,857
	2/23/2009								154,090	$9.08	$143,304

Mark S. Cross		$159,006	$318,013	$636,025							N/A
	2/23/2009							11,370			$103,240
	2/23/2009								133,780	$9.08	$124,415

(1)	These columns reflect threshold, target and maximum amounts potentially payable under the 2009 Annual Incentive Award. See Compensation Discussion and Analysis for discussion of 2009 Annual Incentive Award targets and amounts actually earned in 2009. Payment reflected in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table illustrates above-target performance at 200%.

(2)	This column reflects the number of service-based restricted stock units granted under the company’s 2005 Performance Incentive Plan.

(3)	These columns reflect the number of shares and the exercise price of non-qualified stock options granted under the Company’s 2005 Performance Incentive Plan.

(4)	This amount represents the full grant date fair value of equity awards (options and service-based restricted stock awards) in 2009.

Outstanding Equity Awards At 2009 Fiscal Year End

The table below shows the equity awards that have been previously awarded to each of the named executive officers and which remained outstanding as of December 31, 2009.

	Option Awards(1)						Stock Awards(2)
Name(a)	Number of Securities Underlying Unexercised Options			Number of Securities Underlying Unexercised Unearned Options (d)	Option Exercise Price (e)	Option Expiration Date (f)	Number of Shares of Stock That Have Not Yet Vested (g)	Market Value of Unvested Shares of Stock ($)(6) (h)	Equity Incentive Plan Awards: Number of Unvested Units or Shares (i)	Plan Awards: Payout Value of Unearned Shares ($)(6) (j)
	Exercisable (b)	Unexercisable (c)
John A. Luke, Jr.	150,349	0		0	$28.7694	11/28/2010
	155,199	0		0	$29.5567	11/27/2011
	50,000	0		0	$31.3750	5/24/2012
	175,000	0		0	$24.0000	1/28/2013
	100,000	0		0	$28.5900	2/23/2014
	192,300	0		0	$28.1750	2/27/2016
	124,387	62,193	(3)	0	$32.1100	2/26/2017
	79,114	158,226	(4)	0	$27.2000	2/25/2018
	0	767,130	(5)		$9.0800	2/23/2019
							0	$0	245,520	$7,029,238

E. Mark Rajkowski	35,000	0		0	$29.6150	8/16/2014
	47,720	0		0	$28.1750	2/27/2016
	34,560	17,280	(3)	0	$32.1100	2/26/2017
	21,560	43,120	(4)	0	$27.2000	2/25/2018
	0	225,160	(5)		$9.0800	2/23/2019
							0	$0	68,661	$1,965,764

James A. Buzzard	48,499	0		0	$28.7694	11/28/2010
	58,199	0		0	$29.5567	11/27/2011
	20,000	0		0	$31.3750	5/24/2012
	55,000	0		0	$24.0000	1/28/2013
	45,000	0		0	$28.5900	2/23/2014
	85,120	0		0	$28.1750	2/27/2016
	55,067	27,533	(3)	0	$32.1100	2/26/2017
	34,354	68,706	(4)	0	$27.2000	2/25/2018
	0	333,130	(5)	0	$9.0800	2/23/2019
							0	$0	107,146	$3,067,590

Wendell L. Willkie, II	38,799	0		0	$28.7694	11/28/2010
	38,799	0		0	$29.5567	11/27/2011
	20,000	0		0	$31.3750	5/24/2012
	35,000	0		0	$24.0000	1/28/2013
	20,000	0		0	$28.5900	2/23/2014
	28,700	0		0	$28.1750	2/27/2016
	24,754	12,376	(3)	0	$32.1100	2/26/2017
	15,890	31,780	(4)	0	$27.2000	2/25/2018
	0	154,090	(5)	0	$9.0800	2/23/2019
							0	$0	49,199	$1,408,567

Mark S. Cross	19,525	0		0	$27.9500	6/30/2016
	18,854	9,426	(3)	0	$32.1100	2/26/2017
	12,810	25,620	(4)	0	$27.2000	2/25/2018
	0	133,780	(5)	0	$9.08000	2/23/2019
							0	$0	39,955	$1,143,912

(1)	This table includes only those grants outstanding as of December 31, 2009; any stock options that expire prior to the end of fiscal 2009 are excluded from this table. Stock options vest with respect to one-third of the shares subject to grant on each of the first three anniversaries of the option’s grant date.

(2)	Performance-based restricted stock units (columns i and j) granted on February 26, 2007 and February 25, 2008, each will vest in full on the third anniversary of the grant date, subject to the satisfactory attainment of performance goals attached to such awards as determined by the Committee; values for performance-based grants in 2007 are calculated on 65% of target performance and 2008 awards are based on target performance. Column i also includes service-based restricted stock units granted on February 23, 2009 that vest in full on the third anniversary of the grant date, February 23, 2012.

(3)	Remaining unexercisable options become exercisable on February 26, 2010.

(4)	One-half of the unexercisable options (representing two-thirds of the original grant) become exercisable on February 25, 2010 and one-half become exercisable on February 25, 2011.

(5)	One-third of the unexercisable options become exercisable on February 23, 2010, one-third become exercisable on February 23, 2011 and one-third become exercisable on February 23, 2012.

(6)	Market values based on stock price of $28.63, which was the closing price on December 31, 2009.

Option Exercises and Stock Vested during Fiscal 2009

This table shows the stock options that were exercised by, and the restricted stock that vested for, each named executive officer during 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting(1) ($)
John A. Luke, Jr.	0	$0	53,788	$506,683
E. Mark Rajkowski	0	$0	13,348	$125,738
James A. Buzzard	0	$0	23,808	$224,271
Wendell L. Willkie, II	0	$0	8,030	$75,643
Mark S. Cross	0	$0	5,547	$92,302
(1)	Awards granted to Mr. Cross vested on June 30, 2009 at a share price of $16.64, whereas all other awards vested on February 27, 2009 at a share price of $9.42.

Pension Benefits

Qualified Retirement Plan: The company’s qualified retirement plan covers all salaried employees, except for those covered under a cash balance formula, and provides an unreduced benefit payable at age 65 (or 62 if the employee has 20 years of service). None of the named executive officers participate in the cash balance formula. The retirement benefit payable is equal to 1.6% of final average earnings (or pay) times years of benefit service (up to a maximum of 40 years), minus an employee’s primary social security benefit multiplied by 1.25% times years of benefit service (up to a maximum of 40 years of service). The formula is illustrated below:

[	1.6% x	Years of Benefit Service (up to 40)	x Final Average Pay	]	—	[	Primary Social Security Benefit	x 1.25% x	Years of Benefit Service (up to 40)	]

The normal form of payment is a 50% joint and survivor annuity for married participants and a single life annuity for unmarried participants. Participants may choose optional annuity and installment forms (spousal consent required of married participants). A cash lump sum is not available to any executive listed in the table. Final average pay generally includes all income reported on Form W-2, but excludes long-term incentive compensation, severance pay, retention and hiring bonuses. Final average pay includes the participant’s highest 5 years of pay within the last 10 year period. Employees become 100% vested in their retirement benefit after completing 5 years of service. An employee may retire early and receive a benefit at age 55 (with 5 years of service) subject to reduction for early payment. The reduction, generally, is 3% per year for each year by which the actual retirement date precedes the participant’s 65th birthday and 6% per year for each year by which the actual retirement date precedes the participant’s 62nd birthday. As both Messrs. Luke, Buzzard and Willkie are over age 55, they are eligible to retire early based on their service with the company.

The company amended its qualified retirement plan for salaried and non-bargained employees to add a cash balance feature, which generally became effective for existing employees under age 40 as of

January 1, 2008 and for existing employees age 40 and older (as of such date) who chose the new cash balance formula. For new employees hired on or after January 1, 2007, the new formula became effective January 1, 2007.

Retirement Restoration Plan: The company maintains a non-qualified retirement restoration plan that mirrors benefits provided under the qualified retirement plan following the same formula but recognizing compensation in excess of the Internal Revenue Code limit, which was $245,000 for 2009. All of the named executive officers are participants in this plan. Benefits are payable in annuity form only and a lump sum is not available.

MeadWestvaco Executive Retirement Plan (“MERP”): The company also maintains a non-qualified supplemental executive retirement plan, whose purpose is to assist in recruiting mid-career executive hires that may forfeit retirement benefits due to early termination from another employer. The plan follows the benefit formula and vesting schedule under the company’s qualified retirement plan described above, but recognizes additional service equal to .75 for each year of actual service completed by an executive up to a maximum number of years equal to the executive’s age at hire minus 30. Generally, plan benefits are payable in annuity form and are subject to reduction for early retirement. In the case of an executive whose service and age equal 80 the reduction for early payment is reduced. Mr. Buzzard is not entitled to additional service under this plan as his age at date of hire minus 30 equals 0. Given Mr. Luke’s long service with the company he accrues limited service under the plan. During 2007 the MERP was amended to close participation to any new executive hired on or after January 1, 2007. During 2008, the MERP was amended to comply with Internal Revenue Code Section 409A and to remove the lump sum benefit payable upon a Change of Control.

Pension Benefits Table at 2009 Fiscal Year End

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each executive, under the company’s defined benefit pension plans determined using interest rate and mortality rate assumptions consistent with those used in the company’s financial statements.

NAME	PLAN NAME	NUMBER OF YEARS OF CREDITED SERVICE (1)(3) (#)	PRESENT VALUE OF ACCUMULATED BENEFIT(2) ($)	PAYMENTS DURING LAST FISCAL YEAR ($)
JOHN A. LUKE, JR.	QUALIFIED	30.667	$1,144,600	$0
	RESTORATION	30.667	$9,478,834	$0
	MERP	30.980	$109,599	$0

E. MARK RAJKOWSKI	QUALIFIED	5.417	$94,580	$0
	RESTORATION	5.417	$269,481	$0
	MERP	9.480	$280,179	$0

JAMES A. BUZZARD	QUALIFIED	31.583	$870,945	$0
	RESTORATION	31.583	$3,746,115	$0
	MERP	31.583	$0	$0

WENDELL L. WILLKIE, II	QUALIFIED	15.000	$437,392	$0
	RESTORATION	15.000	$999,477	$0
	MERP	24.875	$974,899	$0

MARK S. CROSS	QUALIFIED	3.583	$69,841	$0
	RESTORATION	3.583	$148,034	$0
	MERP	6.270	$168,568	$0

(1)	The number of years of credited service includes service recognized under the MERP in excess of actual service performed by the executive. The MERP potentially provides an additional .75 year of credited service for each year of actual service up to a maximum equal to the executive’s age at hire minus 30.

(2)	The Present Value of the Accumulated Benefit (PVAB) was provided by Hewitt Associates as the present value of the December 31, 2009 accrued benefit using the following assumptions: SFAS No. 87 discount rate of 5.75%; the normal form of benefit payment is annuity form; interest rate for lump sum is 4.0% using the 1994 mortality table set forth in Revenue Ruling 2001-62 (congruent with SFAS No. 87 assumptions); postretirement mortality table used for the annuity calculation is the RP2000 table projected to 2019, (congruent with SFAS No. 87 assumptions); no withdrawal, disability, or death prior to retirement age. The SFAS No. 87 valuations for the qualified and restoration plans have assumptions for these events; the MERP plan only has an assumption for preretirement death; retirement at unreduced retirement age; calculations include both vested and non-vested benefits. While these amounts appear as a lump sum, the normal form of payment under these plans is an annuity.

Non-qualified Deferred Compensation

MeadWestvaco Deferred Income Plan (“DIP”): The company maintains a non-qualified deferred compensation plan that permits executives to voluntarily defer up to 80% of base salary and, annual incentive cash compensation. The plan also operates as an excess benefit plan enabling employees to defer salary and company matching contributions in excess of Internal Revenue Code limits that apply to the company’s qualified 401(k) plan. Any amounts contributed by executives may be allocated towards notional accounts into up to 20 investment funds as directed by the participant except with respect to company matching contributions, which are automatically invested in a company “phantom” stock fund. There is no guaranteed investment return with respect to any of the funds. Executives may choose to receive a distribution of their account balance in the year after termination of employment, or early or normal retirement in either a lump sum or installment payments. Limited in-service withdrawals are permitted based on future dates specified in advance by participants and evidenced by written distribution elections.

The investment funds available to an executive under the deferred income plan generally mirror the investment options available to all employees who participate in the company’s broad based qualified 401(k) savings plan, plus three additional funds which are available to investors.

Non-qualified Deferred Compensation at 2009 Fiscal Year End

The table below presents information on each of the named executive officers’ non-qualified deferred compensation plan accounts for 2009.

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FISCAL YEAR	REGISTRANT CONTRIBUTIONS IN LAST FISCAL YEAR(1)(2)	AGGREGATE EARNINGS IN LAST FISCAL YEAR	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS		AGGREGATE BALANCE AT LAST FISCAL YEAR-END
JOHN A. LUKE, JR.	$38,105	$30,213	$1,641,269	$0		$2,648,749
E. MARK RAJKOWSKI	$15,318	$11,908	$122,380	$0		$292,188
JAMES A. BUZZARD	$24,659	$15,923	$891,231	$(117,655	)(3)	$2,372,613
WENDELL L. WILLKIE, II	$10,608	$8,095	$422,109	$0		$718,548
MARK S. CROSS	$30,804	$9,516	$234,531	$0		$508,036
(1)	Amounts shown as Registrant Contributions in Last Fiscal Year also are included as 2009 compensation in the Summary Compensation Table, in the “All Other Compensation” Column.

(2)	Full company match provided if Internal Revenue Code statutory limitations prevented executive from making desired non-qualified deferrals.

(3)	This represents a scheduled in-service withdrawal by Mr. Buzzard.

Potential Payments Upon Termination and Change of Control

The tables below reflect the amount of compensation that would become payable to each of the named executive officers under existing plans and arrangements if the named executive’s employment had terminated on December 31, 2009, given the named executive’s compensation and service levels as of such date and, if applicable, based on the company’s closing stock price on that date. These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including under then-exercisable stock options, and benefits available to all salaried employees, such as distributions under the company’s 401(k) plan, early retirement subsidy and accrued vacation pay.

The actual amounts that would be paid upon a named executive officer’s termination of employment can be determined only at the time of an executive’s actual separation from the company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the company’s stock price and the executive’s age.

Potential Payments Upon Termination

(other than Change of Control)

The table below shows the severance benefits that would be payable to each of the named executive officers who experience an involuntary termination of employment from the company, excluding death, disability or a termination based on “misconduct” as defined in the company’s standard severance plan available to all salaried employees.

	John A. Luke Jr.	E. Mark Rajkowski	James A. Buzzard	Wendell L. Willkie, II	Mark S. Cross
Cash Severance(1)	$2,120,220	$1,155,680	$1,381,020	$958,240	$1,030,000
Post-Termination Health Care(2)	$14,423	$16,449	$16,449	$16,449	$14,423
Outplacement Services and Financial Planning(3)	$10,700	$10,700	$10,700	$10,700	$10,700

Total	$2,145,343	$1,182,829	$1,408,169	$985,389	$1,055,123
(1)	The company maintains a broad-based standard severance plan, which covers all salaried and non-union employees, including the named executive officers and which provides for a cash lump sum severance payment in the amount of 2x base salary for these executives, based on each executive’s base salary in effect prior to the 2009 pay adjustment.

(2)	This represents cash lump sum payment in lieu of continued health care for one-year period after termination of employment.

(3)	This represents the value of nine months of outplacement services, a benefit that is also provided for under the terms of the plan and financial counseling.

Potential Payments Upon Termination – Death or Disability(1)

The table below shows the value of any stock options and performance-based restricted stock units whose vesting will be accelerated in the event of termination of employment due to death or disability assuming a December 31, 2009 termination date. Named executive officers are eligible for disability compensation under the company’s disability benefit plans and death benefits under life insurance plans offered by the company to all full-time salaried employees.

	John A. Luke, Jr.	E. Mark Rajkowski	James A. Buzzard	Wendell L. Willkie, II	Mark S. Cross
Stock Options(2)	$15,223,655	$4,463,540	$6,610,941	$3,057,905	$2,652,036
Restricted Stock(3)	$0	$0	$0	$0	$0
2007 Performance-based RSU Award(4)	$1,585,879	$440,646	$701,971	$315,495	$240,404
2008 Performance-based RSU Award(5)	$2,024,250	$551,701	$879,105	$406,658	$327,789

Total	$18,833,784	$5,455,887	$8,192,017	$3,780,058	$3,220,229
(1)	This represents incremental compensation associated with a termination due to death or disability on December 31, 2009; all equity is valued using the closing stock price of $28.63 for MeadWestvaco stock on December 31, 2009.

(2)	This represents the intrinsic value of unvested stock options that would vest or continue to vest due to death or disability.

(3)	This represents the value of unvested time-base restricted stock units, which vest as of date of death or disability.

(4)	This represents the vesting of the 2007 long-term performance award, reflecting actual performance and an approved payout of 61% of target.

(5)	This represents the value of the pro-rated portion of the 2008 long-term performance award (shares based on target performance) that would vest upon termination due to death or disability; share pro-ration is based on the target number of shares multiplied by a fraction, (A) the numerator of which is the number of full calendar months served since the award date (22) and (B) the denominator of which is 36.

Potential Payments Upon Termination Following a Change

of Control

Change of Control Agreements:

Each of the named executive officers is covered by a change of control agreement. These agreements were amended by the company in 2007 to become effective January 1, 2008 in the following material respects: eliminated long-term compensation from the severance pay calculation; reduced the agreement term from three to two years; reduced the two-year notice of non-renewal provision to one year; deleted the provision that limits an executive’s severance based on attaining age 65; and adopted legally required changes under Internal Revenue Code Section 409A. The agreements automatically renewed January 1, 2010 for a two-year term ending December 31, 2011. As amended, each change of control agreement provides for continued employment for two years after a change of control on terms substantially similar to those in effect before the change of control. An executive will receive severance benefits in the event of a qualifying termination of employment upon or within two years following a change of control, or prior to a change of control if the termination occurs at the request of a party to the change of control or is otherwise in connection with a change of control. The table below presents the amount that would have been realized by each of the named executive officers if a change of control and immediate termination of employment had occurred as of December 31, 2009.

A qualifying termination is a termination of employment by the company other than for cause or disability, or a termination of employment by the executive for good reason.

Under the change of control agreements, a change of control is defined as:

(1)	acquisition by an individual or entity of 20% of the stock or voting rights of the company;

(2)	contested change in a majority of the company’s board;

(3)	consummation of a business combination, unless (a) more than 60% of the stock and voting rights is retained by the shareholders of the company before the change of control, (b) a majority of the surviving company’s board were members of the company’s board, before the change of control, and (c) no new shareholder owns 20% or more of the resulting company; or

(4)	shareholder approval of a complete liquidation of company.

A merger of equals is defined as a business combination in which (i) at least 50% of the members of the continuing board were members of the company’s board and (ii) either (x) the CEO position in the surviving company is occupied by an individual employed by the company before the business combination or (y) a majority of the leadership positions reporting directly to the CEO of the surviving company are occupied by individuals employed by the company before the business combination.

Good reason means a material reduction in position, duties, responsibilities or salary grade, a failure of the company to comply with the agreement, or a change in the executive’s office location of more than 40 miles. In the event of a merger of equals, however, an executive’s position may be changed as long as the executive continues to have responsibilities that are in the aggregate comparable to the executive’s previous responsibilities, and an across the board change in compensation is not considered a triggering event. In the event of a merger of equals, neither a reduced scope of responsibilities resulting from the fact that the merger has created a larger organization, nor a change in title or reporting responsibilities, shall be the sole basis for good reason.

Cause is defined to mean the executive’s willful and continued failure to perform duties, willful engagement in gross misconduct, or a violation of the company’s Code of Conduct that is materially injurious to the company.

Under the Change of Control Agreements and the terms of equity awards granted after 2005, upon certain terminations of employment following a change of control, executives are provided the benefits described below.

Severance Compensation:

In the event of a qualifying termination of employment following a business combination that is not a merger of equals, a lump sum severance amount is payable to each executive is equal to no more than three times the executive’s compensation, which is defined under the agreement as annual base salary plus average annual incentives paid over the three years before the change of control. Each executive is also entitled to a pro rata bonus for the year of termination and a cash lump sum payment in lieu of health care continuation coverage for a period of three years, plus payment for outplacement services and financial planning. As a condition to receipt of severance benefits, an executive is required to execute a general release of claims against the company. Payment of the severance lump sum amount shall be made within thirty days of the executive’s termination of employment.

Pension Benefits:

In the event of a qualifying termination of employment following a business combination that is not a merger of equals, the executive is entitled to a lump sum payment equal to the actuarial equivalent of the qualified defined benefit and restoration plan benefit (excluding the MeadWestvaco Executive Retirement Plan) that would have been earned if the executive had remained employed by the company during the severance period. This value is disclosed in the table below describing change in control severance payment under the “pension” heading. In the event of a merger of equals business combination, no enhanced pension is payable.

In the event of a business combination that is not a merger of equals, the MERP provides for accelerated vesting of an executive’s benefit, but no immediate payment. During 2008, the company amended the MERP to comply with Internal Revenue Code Section 409A and eliminated the change of control lump sum benefit. The value of the “accelerated vesting” of the MERP benefit is included in the table below describing change in control severance payments, under the “pension” heading. While it appears as a lump sum, it is payable in annuity form.

Equity Acceleration:

Terms and conditions of equity awards (including those for named executive officers) are set forth in individual award agreements, not in change of control agreements. Generally, stock options and restricted stock assumed by an acquirer vest upon an executive’s termination of employment (without cause) within two years following a business combination that is not a merger of equals. In the case of performance-based awards, accelerated vesting is prorated based on when the change of control event occurs within the performance period. If the change of control occurs within the first half of the performance period then target performance is assumed. If the change of control occurs within the second half of the performance period then accelerated vesting is prorated based on actual performance. If awards are not assumed by an acquirer, the amounts shown as “intrinsic value of stock options,” “restricted stock” and “performance shares” in the table below would be the value of awards that would become fully vested immediately prior to the change of control event.

Excise Taxes:

The Company has agreed to make each executive covered by a change of control agreement whole for any parachute excise tax imposed under section 4999 of the Internal Revenue Code on a change of control payment, unless the payments are less than 110% of the safe harbor amount. The safe harbor amount is 2.99 times the executive’s average taxable compensation for the five years that ended before the change of control. If the gross-up payment is not made, the amounts payable under the agreement will be reduced by the amount necessary to avoid imposition of the excise tax.

The change of control agreements have a term of two years and were renewed January 1, 2010 for a two-year term through December 31, 2011 and may be extended, unless the company gives one-year advance notice of non-renewal. The named executive officers are not covered by any employment agreement other than the change of control agreements. The table below as of December 31, 2009 reflects the terms and conditions of the change in control agreements in place on January 1, 2008.

Change In Control Severance Payments(1)

	JOHN A. LUKE JR.	E. MARK RAJKOWSKI	JAMES A. BUZZARD	WENDELL L. WILLKIE, II	MARK S. CROSS
CASH SEVERANCE(2)	$5,657,753	$2,673,515	$3,296,294	$2,030,266	$2,240,500
PRO-RATA BONUS(3)	$825,808	$313,332	$408,255	$197,635	$231,833
INTRINSIC VALUE OF STOCK OPTIONS(4)	$15,223,655	$4,463,540	$6,610,941	$3,057,905	$2,652,036
RESTRICTED STOCK(5)	$1,927,558	$565,815	$837,040	$387,168	$336,295
PERFORMANCE SHARES(6)	$3,610,129	$992,347	$1,581,076	$722,153	$568,193
PENSION(7)	$0	$662,469	$1,039,506	$336,900	$533,388
POST-TERMINATION HEALTH CARE(8)	$43,269	$49,347	$49,347	$49,347	$43,269
OUTPLACEMENT SERVICES AND FINANCIAL PLANNING(9)	$10,700	$10,700	$10,700	$10,700	$10,700

VALUE OF BENEFIT PRIOR TO GROSS-UP	$27,298,872	$9,731,065	$13,833,159	$6,792,074	$6,616,214
EXCISE TAX GROSS-UP	$5,405,394	$2,310,070	$3,523,409	$1,625,341	$1,930,098

TOTAL	$32,704,266	$12,041,135	$17,356,568	$8,417,415	$8,546,312

(1)	This assumes a stock price of $28.63 and a termination date of December 31, 2009; actual value will vary based on changes in MeadWestvaco’s stock price.

(2)	The change in control cash severance is equal to three times (salary + average annual cash incentive awards over last three years); amounts are based on each executive’s base salary in effect prior to the 2009 adjustment.

(3)	This represents pro-rata bonus (based on three-year average annual incentives) payable upon termination in connection with a change in control.

(4)	This represents intrinsic value of unvested stock options.

(5)	This represents the value of unvested time-based restricted stock units, which vest as of termination date under a change in control scenario.

(6)	The 2007 long-term performance awards vest at 61% of target (based on actual performance) upon termination in connection with a change-in-control; the 2008 long-term performance award vests at target, pro-rated at 22/36, for the number of whole months of service from the award date to the time of termination.

(7)	This represents incremental pension value upon a change in control attributable to the MeadWestvaco Executive Retirement Plan (MERP) “accelerated vesting,” and enhanced pension under change in control agreement. The MERP benefit is not payable in lump sum form. In the case of Messrs. Cross and Rajkowski, who are not yet age 55 and not fully vested, the full MERP benefit is included in the value reported above; with respect to Mr. Buzzard, the value includes an enhanced retirement subsidy due to his age and long service with the company; in the case of Mr. Luke, this value decreased to zero since the small early retirement subsidy under the enhanced pension does not offset the loss in value for waiting three years for the payment to begin.

(8)	This represents cash lump sum payment in lieu of continued health care coverage for three years after termination of employment.

(9)	This represents the value of nine months of outplacement services and financial counseling for one year.

Equity Compensation Plan Information

At December 31, 2009

(shares in thousands)

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a))
	(a	)	(b	)	(c	)
Equity compensation plans approved by stockholders(1)	15,051		$27.72		8,749
Equity compensation plans not approved by stockholders(2)	—		—		—

Total	15,051		$27.72		8,749

(1)	Column (a) includes 2,648,000 shares that may be issued in connection with outstanding service-based and performance-based restricted stock unit awards. The number of shares that may be issued in connection with outstanding performance-based restricted stock awards has been calculated at the maximum award level. Column (b) excludes the impact of outstanding restricted stock unit awards as they have no exercise price.

(2)	There are no equity compensation plans of the company that have not been approved by stockholders.

For additional information related to the above plans, see Note K of the company’s Consolidated Financial Statements in Item 8—Financial Statements and Supplementary Data, of the company’s Annual Report on Form 10-K for the year ended December 31, 2009.

3.    Stockholder Proposal on Special Shareholder Meetings

A shareholder has given notice that he intends to present the following proposal at the annual meeting. The proposal will be voted only if properly presented at the annual meeting. The Board recommends that you vote AGAINST this proposal. In accordance with the rules of the Securities and Exchange Commission, the text of the shareholder’s resolution and supporting statement is below, and we take no responsibility for them. The company will provide the shareholder’s name and address, as well as the number of company shares owned by the shareholder upon request. Such request should be made to the Corporate Secretary at MeadWestvaco Corporation, 299 Park Avenue, New York, 10171, or by calling 212-318-5714 or 1-800-432-9874

RESOLUTION

That the shareholders of MeadWestvaco Corporation ask our Board to take the steps necessary to amend our by-laws and each appropriate governing document to give owners of 10% of the outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call a “Special Meeting of Shareholders.”

The provision shall include that any number of small shareholders, collectively, may combine their holdings to equal the above 10% of holders, and there shall be no exception or exclusion conditions (to the extent permitted by state law) that apply only to shareholders but not to management and/or the Board.

STATEMENT

Currently, shareholders are not granted this right and a special meeting can only be called upon the whims of the Board. This is wrong as important business issues needing the attention of shareholders could be neglected and disregarded by management and the Board.

Reasonable access for a special meeting allows shareholders to vote on very important matters such as electing new directors, take-over offers, and other matters, in a timely manner, arising between annual meetings. These issues could include the merger of MeadWestvaco into another entity or the sale of the company, and, to approve an acquisition.

This proposal received more than 60% of the vote at the following corporations:

CVS Caremark

Sprint Nextel Corporation

Safeway Stores, Inc.

Motorola, Inc.

R.R. Donnelley & Sons, Inc.

Mutual Funds, such as Vanguard and Fidelity, support the shareholder right to call a special meeting. The proxy voting guidelines of many public pension funds, including the New York City Retirement System, favor this right. Governance rating services, such as The Corporate Library and Governance Metrics International, include special meeting rights when assigning their ratings.

Please encourage our Board to take this action, too, by voting “FOR” this proposal.

Statement in Opposition:

We recommend a vote against this proposal because the Board believes the Annual Meeting of shareholders is the most appropriate forum for shareholders to submit proposals to be considered by the Company’s shareholders and a more cost-effective mechanism for shareholders to voice their concerns than is called for in this proposal.

A substantially similar proposal was rejected by shareholders at the 2009 Annual Meeting by a vote of approximately 43.1% of the shares voting in favor, 56.5% against and 0.5% abstaining.

Under the Company’s Amended and Restated Certificate of Incorporation and Bylaws, a special meeting of the shareholders may be called by a majority of the Board. The Board believes that this provides the Company with the flexibility to convene special shareholder meetings when the Board believes it would be in the best interests of the Company and its shareholders. A special meeting of shareholders is a very expensive and time-consuming undertaking because of the legal costs in preparing required disclosure documents, printing and mailing costs, and the significant time commitment required of the Board and members of senior management to prepare for and conduct the meeting. The nature and scope of a special meeting(s) has the potential to generate multi-million dollar costs for the company and its shareholders. Because of these burdens and costs to the company, the Board believes that a special meeting should only be undertaken when the Board, in the exercise of its fiduciary duties, determines that there is an extraordinary matter or significant strategic concern that cannot wait until the next Annual Meeting for consideration by shareholders.

Under this proposal, however, holders of 10% percent of the Company’s outstanding common stock would have the ability to call a special meeting, without any regard as to whether such a meeting would be in the best interests of the Company or its shareholders. Implementation of this proposal would place the Company at risk that self-interested parties holding a limited number of shares, and having no legal obligation to consider the interests of other shareholders, will call special meetings in order to serve their narrow purposes rather than those of the Company and the majority of its shareholders.

Although the directors are always willing to consider the views and concerns of shareholders, the Board believes that the Annual Meeting strikes the right balance between the desire of one or more shareholders to present a proposal for formal shareholder action and the administrative burden and potential distraction of a shareholder meeting to be convened at any time as described in the proposal.

The Company’s Annual Meeting of shareholders provides ample opportunity for shareholders to raise appropriate matters. Shareholders have frequently used the Annual Meetings to have their concerns communicated to all of the Company’s shareholders—including through proposals such as this proposal. For those extraordinary circumstances where a matter cannot wait until the next annual meeting, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, consistent with Delaware law, permit a special meeting to be called as described above. The Board, rather than a group of minority shareholders, is best positioned to determine when it is in the best interest of the shareholders as a whole to incur the burden and expense of a special meeting.

The Board also believes that the need for adoption of the proposal should be evaluated in the context of our overall corporate governance practices. The Board, with the approval of shareholders, eliminated its classified structure in 2006, so that all directors now stand for reelection at each Annual Meeting. In addition, the Board adopted a majority voting policy to govern director elections. We also eliminated the provision requiring that removal of a director be only for cause and only with the approval of 75% of the outstanding shares. These changes illustrate the Board’s openness to shareholders’ views and its willingness to give serious consideration to shareholder concerns.

The Board believes that the current process to allow shareholders to submit a proposal and bring a matter to an Annual Meeting for a vote is the most appropriate and effective means for shareholders to voice their concerns, as well as a more efficient use of the Company’s resources than is called for in the proposal. Consequently, we do not believe adoption of this proposal is in the best interests of the Company or its shareholders.

For these reasons, your Board of Directors unanimously recommends that you vote AGAINST the proposal.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the company’s officers and directors, and persons who own more than 10% of a registered class of the company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC) and the New York Stock Exchange. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the company with copies of all Section 16(a) forms they file. The company’s administrative staff regularly assists its executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files these reports on their behalf.

Based solely upon a review of the copies of such reports furnished to the company and of such reports in its possession, and of representations by certain reporting persons, the company believes that all of its directors, executive officers and greater than 10% stockholders complied with all filing requirements under Section 16(a) in 2009, except that Form 4s for each of the eleven non-employee directors reporting an annual grant of MeadWestvaco stock units to the company’s Non-Employee Director Compensation Plan, equivalent to 5,922 shares, was not timely reported due to administrative delay.

Expenses of Solicitation

All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the company. In addition to solicitation by mail, directors, officers and employees of the company may solicit proxies and voting instructions in person, by telephone or other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. The company has retained Georgeson Inc., at an estimated cost of $14,500, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Arrangements also will be made with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and the company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

Stockholder Proposals and Nominations

Stockholder proposals intended for inclusion in the company’s 2011 Proxy Statement must be received by the Secretary of the company not later than the close of business on November 24, 2010. In addition, MeadWestvaco’s bylaws outline procedures that stockholders of record must follow to nominate directors or to bring other business before stockholders’ meetings. For a stockholder to nominate a candidate for director at or bring other business before the 2011 Annual Meeting of Stockholders, notice of such nomination must be given to the Secretary of the company not earlier than December 27, 2010 and not later than January 26, 2011. Any such notice must contain information and conform to requirements specified in the company’s bylaws, a copy of which can be obtained by contacting the Secretary of the company.

Delivery of Documents to Stockholders Sharing an Address

If you are the beneficial owner, but not the record holder, of the company’s shares, your broker, bank or other nominee may only deliver one copy of the company’s proxy statement and annual report to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders. The company will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit their request to the company by telephone at (212) 318-5714 or by submitting a written request to Corporate Secretary, MeadWestvaco Corporation, 299 Park Avenue, New York, New York 10171. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Other Matters

Any stockholder who would like a copy of our 2009 Annual Report on Form 10-K may obtain one, without charge, by addressing a request to the Corporate Secretary, MeadWestvaco Corporation, 299 Park Avenue, New York, New York 10171. The Company’s copying costs will be charged if copies of exhibits to the Form 10-K are requested. You may also obtain a copy of the Form 10-K, including exhibits, from the investor relations portion of our website (http://www.meadwestvaco.com/AboutUs/InvestorRelations/index.htm) by clicking on “SEC Filings.”

Wendell L. Willkie, II

Senior Vice President, General Counsel and Secretary

March 24, 2010

NOTES

MeadWestvaco Corporation

501 South 5th Street

Richmond, Virginia 23219-0501

http://www.mwv.com

Corporate Secretary

Telephone 212-318-5714

For stockholder information

Call toll free 1-800-432-9874

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone votes must be received by 5 p.m., eastern daylight time, on Sunday, April 25, 2010 to be counted in the final tabulation.

MeadWestvaco Corporation	INTERNET http://www.proxyvoting.com/mwv Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO#
68963

▼    FOLD AND DETACH HERE    ▼

-----------------------------------------------------------------------------------------------------------------------------------------------------------------

The Board of Directors recommends a vote “FOR” all nominees listed below, “FOR” proposal 2 and “AGAINST” proposal 3.
Please mark your votes as indicated in this example	☒

1. Election of the nominated slate of director nominees:
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
01 Michael E. Campbell	☐	☐	☐	06 Susan J. Kropf	☐	☐	☐	11 Edward M. Straw	☐	☐	☐
02 Dr. Thomas W. Cole,Jr.	☐	☐	☐	07 Douglas S. Luke	☐	☐	☐	12 Jane L. Warner	☐	☐	☐	FOR	AGAINST	ABSTAIN
03 James G. Kaiser	☐	☐	☐	08 John A. Luke, Jr.	☐	☐	☐	2. Ratification of the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for 2010.				☐	☐	☐
04 Richard B. Kelson	☐	☐	☐	09 Robert C. McCormack	☐	☐	☐	3. Stockholder proposal regarding special shareholder meetings.				☐	☐	☐
05 James M. Kilts	☐	☐	☐	10 Timothy H. Powers	☐	☐	☐

The proxies or, in the case of the MeadWestvaco Corporation Savings Plans, the Trustee, are directed to vote as specified above and in their discretion on any matters properly coming before the meeting and any adjournment thereof. If no direction is made, the proxies will vote FOR all nominees listed above, FOR Proposal 2 and AGAINST Proposal 3. Please date, sign and return this proxy promptly. Please sign exactly as your name appears on this proxy. If signing for estates, trusts or corporations, title should be stated.

												Mark Here for Address Change or Comments SEE REVERSE		☐

Signature							Signature					Date

Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope. When signing as attorney, executor, administrator, trustee or guardian, give full title . If more than one trustee, all should sign.

You can now access your MeadWestvaco Corporation account online.

Access your MeadWestvaco Corporation account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for MeadWestvaco Corporation, now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Investor ServiceDirect® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/ shareowner/isd where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement on the Internet at www.meadwestvaco.com/proxymaterials

▼ FOLD AND DETACH HERE ▼

MEADWESTVACO CORPORATION
ANNUAL MEETING OF MEADWESTVACO STOCKHOLDERS, APRIL 26, 2010

The undersigned holder(s) of Common Stock of MEADWESTVACO CORPORATION, a Delaware corporation (hereinafter referred to as the “company”), hereby appoints Wendell L. Willkie, II, and John J. Carrara (the “Proxies”) and either of them, attorneys of the undersigned, each with power of substitution, to vote all of the Common Stock of the undersigned entitled to vote at the Annual Meeting of MeadWestvaco Stockholders to be held at the Waldorf=Astoria Hotel, 301 Park Avenue, New York, NY, on Monday, April 26, 2010 and at any and all adjournments or postponements of such meeting, upon the matters set forth on the reverse side hereof, and the Proxies are authorized to vote in their discretion, upon such other business as may properly come before the meeting.

This proxy is solicited on behalf of the Board of Directors of the company. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no instructions are indicated, the shares will be voted in accordance with the recommendations of the Board of Directors.

For participants in the MeadWestvaco Corporation Savings Plans: As to those shares of Common Stock of MeadWestvaco Corporation that are held for me in the aforementioned Plans, by signing this card, I instruct the Trustee of such Plans to sign a proxy for me in substantially the form set forth on the reverse side. Voting rights will be exercised by the Trustee as directed. If no instructions are received, the Trustee shall vote the shares as directed by MeadWestvaco Corporation Benefit Plans Investment Policy Committee or its designee.

(CONTINUED AND TO BE VOTED AND SIGNED ON REVERSE SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

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